                                 Exhibit 2(a)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                  BY AND AMONG
                                EDO CORPORATION,
                        EDO ACQUISITION III CORPORATION
                                      AND
                             AIL TECHNOLOGIES INC.

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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                EDO CORPORATION,

                        EDO ACQUISITION III CORPORATION

                                      AND

                             AIL TECHNOLOGIES INC.

                          DATED AS OF JANUARY 2, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
1. The Merger...............................................   A-7
  1.1.  The Merger..........................................   A-7
  1.2.  Closing.............................................   A-7
  1.3.  Conversion of Stock.................................   A-8
  1.4.  Effect of Conversion................................   A-8
  1.5.  Options.............................................   A-9
  1.6.  Exchange of Certificates Representing Common
     Shares.................................................   A-9
  1.7.  Deposits in the Escrow Account......................  A-11
  1.8.  Shares of Dissenting Stockholders...................  A-11
  1.9.  Adjustments to Prevent Dilution.....................  A-12

2. Representations and Warranties of AIL....................  A-12
  2.1.  Authorization, etc. ................................  A-12
  2.2.  Title to Shares, Capitalization, etc................  A-12
  2.3.  No Conflicts, etc...................................  A-13
  2.4.  Corporate Status....................................  A-13
  2.5.  Discontinued and Acquired Businesses................  A-13
  2.6.  Company Financial Statements........................  A-13
  2.7.  Undisclosed Liabilities, etc........................  A-14
  2.8.  Absence of Changes..................................  A-14
  2.9.  Taxes...............................................  A-14
  2.10. Assets..............................................  A-15
  2.11. Real Property.......................................  A-15
  2.12. Contracts...........................................  A-16
  2.13. Intellectual Property...............................  A-18
  2.14. Insurance...........................................  A-19
  2.15. Litigation..........................................  A-19
  2.16. Compliance with Laws and Instruments; Consents......  A-19
  2.17. Environmental Matters...............................  A-20
  2.18. Affiliate Transactions..............................  A-21
  2.19. Employees, Labor Matters, etc. .....................  A-21
  2.20. Employee Benefit Plans and Related Matters; ERISA...  A-21
  2.21. Accounts Receivable.................................  A-23
  2.22. Inventories.........................................  A-23
  2.23. Customers...........................................  A-24
  2.24. Suppliers; Raw Materials............................  A-24
  2.25. Products; Product and Service Warranties............  A-24
  2.26. Brokers, Finders, etc...............................  A-24
  2.27. Disclosure..........................................  A-24
  2.28. Opinion of Financial Advisor........................  A-25
  2.29. Required Vote of AIL's Stockholders.................  A-25
  2.30. EDO Share Ownership.................................  A-25
  2.31. Board Recommendation................................  A-25
  2.32. Amendment to AIL ESOP...............................  A-25

3. Representations and Warranties of EDO and Merger Sub.....  A-25
  3.1.  Authorization, etc. ................................  A-25

                                                              PAGE
                                                              ----
  3.2.  Capitalization......................................  A-25
  3.3.  No Conflicts, etc...................................  A-26
  3.4.  Corporate Status....................................  A-26
  3.5.  Discontinued and Acquired Businesses................  A-27
  3.6.  SEC Reports; EDO Financial Statements...............  A-27
  3.7.  Undisclosed Liabilities, etc........................  A-27
  3.8.  Absence of Changes..................................  A-27
  3.9.  Taxes...............................................  A-28
  3.10. Assets..............................................  A-28
  3.11. Real Property.......................................  A-28
  3.12. Contracts...........................................  A-30
  3.13. Intellectual Property...............................  A-31
  3.14. Insurance...........................................  A-32
  3.15. Litigation..........................................  A-32
  3.16. Compliance with Laws and Instruments; Consents......  A-32
  3.17. Environmental Matters...............................  A-33
  3.18. Affiliate Transactions..............................  A-34
  3.19. Employees, Labor Matters, etc. .....................  A-34
  3.20. Employee Benefit Plans and Related Matters; ERISA...  A-35
  3.21. Accounts Receivable.................................  A-36
  3.22. Inventories.........................................  A-36
  3.23. Customers...........................................  A-37
  3.24. Suppliers; Raw Materials............................  A-37
  3.25. Products; Product and Service Warranties............  A-37
  3.26. Brokers, Finders, etc...............................  A-37
  3.27. Disclosure..........................................  A-37
  3.28. Opinion of Financial Advisor........................  A-38
  3.29. Required Vote of EDO's Stockholders.................  A-38
  3.30. AIL Share Ownership.................................  A-38
  3.31. Board Recommendation................................  A-38

4. Covenants................................................  A-38
  4.1.  Conduct of Business.................................  A-38
  4.2.  Access and Information..............................  A-41
  4.3.  Subsequent Reports and Information..................  A-42
  4.4.  Public Announcements................................  A-42
  4.5.  Further Actions.....................................  A-42
  4.6.  Further Assurances..................................  A-43
  4.7.  Takeover Statute....................................  A-44
  4.8.  Accountants' "Comfort" Letters......................  A-44
  4.9.  Tax-Free Reorganization.............................  A-44
  4.10. No Solicitation.....................................  A-44
  4.11. Affiliate Agreements................................  A-45
  4.12. [Intentionally omitted.]............................  A-45

                                                              PAGE
                                                              ----
  4.13. Indemnification and Insurance.......................  A-45
  4.14. Actions Relating to Conversion of Options...........  A-46

5. Stockholder Meeting; Share Issuance; etc.................  A-46
  5.1. Stockholder Approvals................................  A-46
  5.2.  Board Recommendations...............................  A-46
  5.3.  Proxy Statement/Registration Statement..............  A-47
  5.4.  NYSE Listing........................................  A-47

6.  Certain Post-Closing Covenants..........................  A-47
  6.1.  Headquarters........................................  A-47
  6.2.  EDO Board of Directors..............................  A-47
  6.3.  EDO Officers........................................  A-48
  6.4.  Employee Stock Ownership Plans......................  A-48

7. Conditions Precedent.....................................  A-48
  7.1.  Conditions to Obligations of Each Party.............  A-48
     7.1.1. HSR Act Notification............................  A-48
     7.1.2. Stockholder Approvals...........................  A-48
     7.1.3. Registration Statement..........................  A-48
     7.1.4. NYSE Listing....................................  A-48
     7.1.5. No Injunctions..................................  A-48
  7.2. Conditions to Obligations of EDO and Merger Sub......  A-48
     7.2.1. Representations, Performance....................  A-48
     7.2.2. Consents........................................  A-49
     7.2.3. No AIL Material Adverse Effect..................  A-49
     7.2.4. Ancillary Agreements............................  A-49
     7.2.5. Tax Opinion.....................................  A-49
     7.2.6. Amendments to AIL ESOP..........................  A-49
  7.3. Conditions to Obligations of AIL.....................  A-49
     7.3.1. Representations, Performance, etc...............  A-49
     7.3.2. Consents........................................  A-49
     7.3.3. No EDO Material Adverse Effect..................  A-50
     7.3.4. Ancillary Agreements............................  A-50
     7.3.5. Tax Opinion.....................................  A-50
     7.3.6. Reservation or Authorization of Shares of EDO
            Common Stock Subject to Substituted Options.....  A-50

8. Termination..............................................  A-50
  8.1. Termination or Abandonment...........................  A-50
  8.2. Effect of Termination................................  A-52
  8.3. Termination Fees.....................................  A-52

9. Indemnification..........................................  A-52
  9.1. Survival of Representations and Warranties, etc......  A-52
  9.2. Indemnification by AIL and the Exchanging Common
     Stockholders...........................................  A-52
  9.3. Indemnification By EDO...............................  A-54
  9.4. Third Party Claims...................................  A-54
  9.5. Tax Treatment and Limitation of Indemnity Payments...  A-55
  9.6.  Form of Consideration...............................  A-55

                                                              PAGE
                                                              ----
10. Definitions.............................................  A-56
  10.1.  Terms Generally....................................  A-56
  10.2.  Certain Terms......................................  A-56

11.  Miscellaneous..........................................  A-65
  11.1.  Expenses...........................................  A-65
  11.2.  Confidentiality....................................  A-65
  11.3.  Notices............................................  A-65
  11.4.  Arbitration; Governing Law, etc. ..................  A-66
  11.5.  Binding Effect.....................................  A-67
  11.6.  Assignment.........................................  A-67
  11.7.  No Third Party Beneficiaries.......................  A-67
  11.8.  Amendment; Waivers, etc. ..........................  A-67
  11.9.  Entire Agreement...................................  A-67
  11.10. Severability.......................................  A-67
  11.11. Headings...........................................  A-67
  11.12. Counterparts.......................................  A-67
  11.13. Common Stockholder Representative..................  A-67
  11.14. Escrow Agent.......................................  A-68
  11.15. Disclosure Schedules...............................  A-68

EXHIBITS
--------
Exhibit A    Form of Affiliate Letter
Exhibit B    Escrow Agreement
Exhibit C    Form of Amendment to AIL ESOP
Exhibit D    Board Resolutions
Exhibit E    Form of Election Form

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 2, 2000, among EDO CORPORATION, a New York corporation ("EDO"), EDO ACQUISITION III CORPORATION, a Delaware corporation and a wholly-owned subsidiary of EDO ("Merger Sub"), and AIL TECHNOLOGIES INC., a Delaware corporation ("AIL"). Capitalized terms used herein are defined in Section 10.

                                    RECITALS

     A. The Boards of Directors of EDO, Merger Sub and AIL have each determined that it is in the best interests of their respective companies and stockholders, for AIL to be merged with and into Merger Sub pursuant to the laws of the State of Delaware and upon the terms and subject to the conditions set forth herein. The Boards of Directors of AIL and Merger Sub have each approved and declared the advisability of the Merger and this Agreement.

     B. The Common Stockholders are the record holders of all of the issued and outstanding shares of the common stock, par value $0.10 per share, of AIL (the "Common Shares").

     C. Pursuant to a Stock Purchase Agreement, dated as of the date hereof, by and among Defense Systems Holding Co. ("Defense Systems"), EDO and Merger Sub (the "Defense Systems Agreement"), EDO will, immediately prior to Closing, acquire 754,598 Common Shares from Defense Systems, representing all Common Shares owned by Defense Systems, and 5,873 shares of Series A Cumulative Preferred Stock, par value $.01 per share, of AIL (the "Preferred Shares"), representing all the issued and outstanding Preferred Shares, for a total purchase price of $11,438,160 payable in cash. Pursuant to a Stock Purchase Agreement, dated as of the date hereof, by and among certain Common Stockholders, EDO and Merger Sub (the "Management Stock Purchase Agreement"), EDO will, immediately prior to Closing, acquire 225,000 Common Shares from such Common Stockholders for a total purchase price equal to the product of (i) 225,000, (ii) the Exchange Ratio and (iii) the EDO Average Price, payable in cash. The Common Shares and the Preferred Shares shall hereinafter be referred to as the "Shares".

     D. It is intended, for federal income tax purposes, that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     E. Simultaneously with the execution and delivery of this Agreement, each of James M. Smith, Frank A. Fariello, Ira Kaplan and Marvin D. Genzer is executing and delivering an employment agreement with EDO (each, an "Employment Agreement").

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

     1. The Merger

     1.1. The Merger. (a) Subject to the terms and conditions of this Agreement, AIL shall be merged with and into Merger Sub (the "Merger") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Following the Merger, the separate corporate existence of AIL shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and be a wholly owned direct subsidiary of EDO.

     (b) The Merger shall have the effects set forth in the DGCL.

     1.2 Closing. (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 am on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 7, unless another time is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

     (b) On the Closing Date, the parties shall cause the Merger to become effective by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or such other time specified in the Certificate of Merger (the time of such effectiveness being the "Effective Time").

     1.3. Conversion of Stock.  At the Effective Time:

          (a) Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares to be canceled pursuant to Section 1.3(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of EDO Common Stock equal to the Exchange Ratio (such per Common Share amount, the "Merger Consideration"). The "Exchange Ratio" means a fraction, the numerator of which is 6,553,229 (the "Merger Shares"), and the denominator of which is the number of issued and outstanding Common Shares (other than any Common Shares, including any Common Shares subject to the Defense Systems Agreement or the Management Stock Purchase Agreement, to be canceled pursuant to Section 1.3(b)) as of the Effective Time.

          (b) Treasury Shares. Each Share then held, directly or indirectly, by EDO (including any Common Shares subject to the Defense Systems Agreement or the Management Stock Purchase Agreement), Merger Sub or any other Subsidiary of EDO, or held in AIL's treasury or held by any Subsidiary of AIL, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor.

          (c) Shares of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent one share of common stock of the Surviving Corporation.

     1.4 Effect of Conversion.  (a) No Further Rights.  Except as set forth in
Section 1.8, at and after the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the Shares shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist and the certificates representing such Shares shall thereafter, subject to Sections 1.3(b) and 1.7, represent only the right to receive (i) the Merger Consideration, (ii) certain dividends and other distributions in accordance with Section 1.6(g), and (iii) cash in lieu of fractional shares of EDO Common Stock in accordance with Section 1.6(h), without interest.

     (b) Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable Law, except that the name of Merger Sub as set forth in the Certificate of Incorporation shall be changed to AIL Technologies Inc. at the Effective Time.

     (c) By-Laws of the Surviving Corporation. The By-Laws of AIL, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until duly amended in accordance with their terms and applicable Law.

     (d) Directors of the Surviving Corporation.  The individuals listed on
Schedule 1.4(d) shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their resignation or removal or until their successors are duly appointed or elected in accordance with applicable Law.

     (e) Officers of the Surviving Corporation. The officers of AIL immediately prior to the Effective Time, together with such additions listed on Schedule 1.4(e), shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their resignation or removal or until their successors are duly appointed or elected in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and applicable Law.

     1.5. Options.  At the Effective Time, each of the Options listed on
Schedule 2.2 hereto which is outstanding and unexercised at the Effective Time (the "Employee Stock Options") shall be converted automatically into an EDO Option (a "Substituted Option") in an amount and at an exercise price determined as provided below:

          (a) The number of shares of EDO Common Stock to be subject to each Substituted Option shall be equal to the product of the number of Common Shares subject to the corresponding Employee Stock Option and the Exchange Ratio, provided that any fractional shares of EDO Common Stock resulting from such multiplication shall be rounded down to the nearest share and, except with respect to any Options which are intended to qualify as "incentive stock options" (as defined in Section 422 of the Code ("ISOs")), EDO shall pay an amount in cash to the holder of such Employee Stock Option equal to the fair market value immediately prior to the Effective Time of such fractional shares calculated based on the EDO Average Price; and

          (b) The exercise price per share of EDO Common Stock under the Substituted Option shall be equal to the aggregate exercise price of the corresponding Employee Stock Option divided by the total number of full shares of EDO Common Stock subject to the Substituted Option (as determined under paragraph (a) immediately above), provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any ISOs shall be and is intended to be effected in a manner that is consistent with section 424(a) of the Code. The duration and other terms of the Substituted Option shall be the same as that of the corresponding Employee Stock Option, except that all references to AIL shall be deemed to be references to EDO.

     1.6 Exchange of Certificates Representing Common Shares. (a) Exchange Agent. Prior to the Effective Time, EDO shall appoint the American Stock Transfer and Trust Company or a commercial bank or trust company organized and having an office in the United States having net capital of not less than $100,000,000 and which is reasonably satisfactory to AIL, to act as agent hereunder in connection with the Merger (the "Exchange Agent"). As of the Effective Time, EDO shall provide the Exchange Agent with certificates ("EDO Certificates") representing (i) the number of whole shares of EDO Common Stock issuable pursuant to Section 1.3(a) in exchange for outstanding Common Shares, less (ii) the Total Escrowed Shares to be deposited in the Escrow Account in accordance with Section 1.7 (such shares of EDO Common Stock, together with any dividends or distributions with respect thereto payable with regard to a record date after the Effective Time and any cash payable in lieu of any fractional shares of EDO Common Stock being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than the second business day thereafter), the Exchange Agent shall mail to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Common Shares (the "Certificates"), whose Common Shares were converted pursuant to Section 1.3(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EDO may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EDO, together with such letter of transmittal as may be mutually acceptable to EDO and AIL, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate, subject to Section 1.7, shall be entitled to receive in exchange therefor (either directly or through the Escrow Account in accordance with Section 1.7 and the terms of the Escrow Agreement) (i) EDO Certificates representing that number of whole shares of EDO Common Stock which such holder has the right to receive pursuant to Section 1.3(a), provided that any shares of EDO Common Stock that such holder is entitled to receive in respect of Common Shares that are pledged to secure loans from AIL shall be delivered into pledge, or if such shares of EDO Common Stock are delivered into the Escrow Account, shall be delivered into pledge upon release from the Escrow Account upon its termination to the extent the pledgee is entitled thereto, (ii) certain dividends or other distributions in accordance with Section 1.6(g), (iii) cash in lieu of any fractional share in accordance with Section 1.6(h) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If the issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered or the Escrow Agent (as defined in the Escrow Agreement), it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered (and which if not paid could adversely affect EDO or the Surviving Corporation) or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

     (c) Transfer Books; No Further Ownership Rights in the Common Shares. At the Effective Time, the stock transfer books of AIL shall be closed, and thereafter there shall be no further registration of transfers of the Common Shares on the records of AIL. From and after the Effective Time, the holders of Certificates evidencing ownership of the Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

     (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto and any shares of EDO Common Stock) which had been made available to the Exchange Agent, and holders of Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the aggregate Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates for Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by EDO, the posting by such Person of a bond or the provision of other indemnity in such sum as EDO may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the aggregate Merger Consideration pursuant to Section 1.6(b) deliverable in respect of the Common Shares represented by such lost, stolen or destroyed Certificates.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by EDO, on a daily basis. Any interest and other income resulting from such investments and remaining in the Exchange Fund after the satisfaction of all its obligations under this Article I shall be paid to EDO.

     (g) Dividends; Distributions. No dividends or other distributions with respect to EDO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(h), and, subject to Section 1.7, all such dividends, other distributions and cash in lieu of fractional shares of EDO Common Stock shall be paid by EDO to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Section 1.6. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate and subject to Section 1.7, there shall be paid to the holder of the EDO Certificate representing whole shares of EDO Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of EDO Common Stock and the amount of any cash payable in lieu of a fractional share of EDO Common Stock to which such holder is entitled pursuant to Section 1.6(h) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of EDO Common Stock. The EDO shall make available to the Exchange Agent (or the Escrow Agent, as applicable) cash for these purposes.

     (h) No Fractional Shares. No EDO Certificates or scrip representing fractional shares of EDO Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of EDO shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of EDO. In lieu of any such fractional shares, each holder of a Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Certificate pursuant to this Section shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Common Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of EDO Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date.

     1.7 Deposits in the Escrow Account. (a) Notwithstanding anything in this Agreement to the contrary, upon the surrender of a holder's Certificates in accordance with Section 1.6, EDO shall deposit, or shall cause to be deposited, into the Escrow Account an EDO Certificate representing such holder's Escrowed Shares, together with any dividends, other distributions or cash in lieu of fractional shares of EDO Common Stock with respect thereto, calculated in accordance with Sections 1.6(g) and (h) (the Total Escrowed Shares together with such additional amounts, the "Escrow Amount"). The aggregate Merger Consideration payable directly to such holder upon such surrender shall be reduced by the number of such holder's Escrowed Shares, and any cash amounts that become part of the Escrow Amount pursuant to this Section 1.7 shall not be paid into the Exchange Fund. The Escrow Amount shall not be paid to former holders of Common Shares except in accordance with the Escrow Agreement and
Section 1.7(c) hereof.

     (b) A holder's "Escrowed Shares" means (i) with respect to any Common Stockholder other than the AIL ESOP and those individuals named on Schedule 1.7(b), that number of shares of EDO Common Stock equal to 15% (rounded up to the nearest whole number) of the Aggregate Consideration to which such holder (or such holder's pledgee) is entitled; and (ii) with respect to the AIL ESOP and those individuals named on Schedule 1.7(b), that number of shares of EDO Common Stock equal to the product of the AIL ESOP Percentage and the Aggregate Consideration to which the AIL ESOP and those individuals named on Schedule 1.7(b) are entitled (rounded up to the nearest whole number). "Total Escrowed Shares" means the sum of the Escrowed Shares of all holders of Common Shares immediately prior to the Effective Time, other than Dissenting Stockholders.

     1.8. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Common Shares to dissent from the Merger and require appraisal of their Common Shares ("Dissenting Shares") shall not be converted as described in Section 1.3(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses his, her or its right of appraisal, in any case pursuant to the DGCL, each of his, her or its Common Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the manner contemplated by this Section 1. AIL or, after the Effective Time, the Surviving Corporation, shall give EDO prompt notice of any demands for appraisal of Common Shares received by AIL or the Surviving Corporation, as applicable. AIL or, after the Effective Time, the Surviving Corporation, shall not, without the prior written consent of EDO, make any payment with respect to, settle or offer to settle, any such demands.

     1.9. Adjustments to Prevent Dilution. Subject to Section 4.1, in the event that EDO changes the number of shares of EDO Common Stock, or securities convertible or exchangeable into or exercisable for shares of EDO Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

     2. Representations and Warranties of AIL. AIL represents and warrants to EDO and Merger Sub as follows:

     2.1 Authorization, etc. (a) AIL. AIL has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and (subject to stockholder approval) to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Agreements to which AIL is or shall be a party, the performance of AIL's obligations hereunder and thereunder, and (subject to stockholder approval) the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of AIL.

     (b) Binding Agreement. AIL has duly executed and delivered this Agreement and at the Effective Time will have duly executed and delivered the Ancillary Agreements to which it is or shall be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of AIL enforceable against AIL in accordance with its respective terms.

     2.2 Title to Shares, Capitalization, etc. (a) Title. Schedule 2.2(a) sets forth a complete and accurate list of all record holders of the issued and outstanding Common Shares as of the date set forth therein, and all of the holders of issued and outstanding Options (which list shall identify the strike price, first date of exercisability and expiration date of each such Option) as of the date of this Agreement. No Subsidiary of AIL holds beneficially or of record any shares of capital stock of AIL.

     (b) Authorized Capital Stock of AIL. The authorized capital stock of AIL consists of 8,000,000 Common Shares and 20,000 Preferred Shares of which 5,563,781 Common Shares and 5,873 Preferred Shares are issued and outstanding as of the date hereof, including the Common Shares and Preferred Shares subject to the Defense Systems Agreement. As of Closing, there will be 6,083,781 Common Shares and 5,873 Preferred Shares issued and outstanding, including the Common Shares and Preferred Shares subject to the Defense Systems Agreement and the Management Stock Purchase Agreement. The Common Shares and the Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, there are outstanding Options to purchase 279,520 shares of Common Shares, no Common Shares are reserved for issuance upon the exercise of outstanding Options, and no Common Shares are reserved for future grants under the AIL Stock Option Plans.

     (c) Equity Interests Held by the AIL Group. Schedule 2.2(c) sets forth a complete and correct description of the shares of stock and other equity interests in any Person owned by any member of the AIL Group. Except as set forth on Schedule 2.2(c), AIL has no Subsidiaries, and a member of the AIL Group owns all of the outstanding shares of stock or other equity interests in each of AIL's Subsidiaries. All such outstanding shares of stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable.

     (d) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of AIL or any member of the AIL Group. Except for the Options, this Agreement, the Defense Systems Agreement and the Management Stock Purchase Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the AIL Group or any of the Common Stockholders or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of AIL, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. Except for the Defense Systems Agreement and the Management Stock Purchase Agreement, there are no outstanding contractual or other rights or obligations to or of any Common Stockholder or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of AIL.

     2.3. No Conflicts, etc. Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements by AIL and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or valid claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any member of the AIL Group under, (a) any Law applicable to any member of the AIL Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of any member of the AIL Group or (c) any Contract, or any other agreement or instrument to which any member of the AIL Group is a party or by which any of their respective properties or assets may be bound, except, with respect to clauses (a) and (c), for such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not have an AIL Material Adverse Effect. Notwithstanding anything to the contrary in this
Section 2.3 or otherwise in this Agreement, AIL makes no representation or warranty regarding the obligation of any party hereto to novate any of the Governmental Contracts or Governmental Subcontracts to which any member of the AIL Group is a party as a result of the transaction contemplated hereby or regarding the consequences of failing to obtain any such novations. The immediately preceding sentence is subject to Section 2.12(c)(vi).

     2.4. Corporate Status. (a) Organization. Except as set forth on Schedule 2.4(a), each member of the AIL Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

     (b) Qualification. Each member of the AIL Group is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 2.4(b) (which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary), except where the failure to be so duly qualified, licenced or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in an AIL Material Adverse Effect.

     (c) Organizational Documents. AIL has delivered or made available to EDO complete and correct copies of the Organizational Documents of each member of the AIL Group, as in effect on the date hereof. The Organizational Documents of each member of the AIL Group are in full force and effect. No member of the AIL Group is in violation of any of the provisions of its Organizational Documents. The minute books of each member of the AIL Group, which have heretofore been made available to EDO, correctly reflect, in all material respects, all meetings and written consents of the boards of directors, committees and stockholders of each such member of the AIL Group since October 1, 1997.

     2.5. Discontinued and Acquired Businesses. Since October 1, 1997, no member of the AIL Group has dissolved, discontinued, sold, transferred or otherwise disposed of any businesses or operations having annual sales in excess of $1,000,000 or involving assets having a book value in excess of $1,000,000. Except as set forth on Schedule 2.5, since October 1, 1997, no member of the AIL Group has acquired any business of any other Person, through the purchase of assets, merger, consolidation, acquisition of shares or otherwise, with respect to which any member of the AIL Group is subject to any contractual obligation, contingent or otherwise, to such Person (including any indemnification obligation) in an amount that could exceed $500,000 and which would survive at least until the Closing.

     2.6. Company Financial Statements. (a) AIL has delivered or made available to EDO complete and correct copies of the AIL Financial Statements and the AIL Proxy Financials. AIL will have delivered to EDO consents from Ernst & Young LLP ("E&Y"), AIL's accountants, permitting the use of E&Y's reports of independent auditors on AIL's consolidated financial statements for the nine-month period ended September 30, 1997, the three-month period ended December 31, 1997 and the years ended December 31, 1996 and 1998 to be included in the Registration Statement and the Proxy Statement. AIL will obtain a "SAS No. 71" review by E&Y of the most recent interim consolidated financial statements included in the Registration Statement and the Proxy Statement.

     (b) The AIL Financial Statements for any and all periods since October 1, 1997 are complete and correct, have been derived from the accounting books and records of the AIL Group and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in such AIL Financial Statements, subject, in the case of interim unaudited AIL Financial Statements, only to normal recurring year-end adjustments. The AIL Proxy Financials for any and all periods prior to October 1, 1997 are complete and correct, have been derived from the accounting books and records of the AIL Group and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in such AIL Proxy Financials.

     (c) The consolidated balance sheets included in the AIL Financial Statements present fairly the financial position of the AIL Group as at the respective dates thereof, and the consolidated statements of income, statements of shareholders' equity, and consolidated statements of cash flows included in such AIL Financial Statements present fairly the results of operations, shareholders' equity and cash flows of the AIL Group for the respective periods indicated.

     2.7. Undisclosed Liabilities, etc. No member of the AIL Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed or reserved against in the AIL Balance Sheet or specifically disclosed in the notes thereto, (b) liabilities and obligations not required by U.S. GAAP to be reflected or reserved against in the AIL Balance Sheet (other than any such liabilities or obligations which were not reflected or reserved against because they were contingent as of the date of the AIL Balance Sheet, but which would be reflected or reserved against in a balance sheet prepared in accordance with U.S. GAAP as of the date hereof), and (c) liabilities and obligations that (i) are incurred after the date of the AIL Balance Sheet in the ordinary course of business and are not prohibited by this Agreement and (ii) individually and in the aggregate, would not be reasonably expected to have or result in an AIL Material Adverse Effect.

     2.8. Absence of Changes.  Since the date of the AIL Balance Sheet, except
(i) as set forth in Schedule 2.8 and (ii) as specifically permitted after the date hereof pursuant to Section 4.1, (x) the Businesses of the AIL Group have been conducted in the ordinary course consistent with past practice, (y) there has not occurred or come to exist any AIL Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to have or result in an AIL Material Adverse Effect, and (z) no member of the AIL Group has taken any action or omitted to take any action, which action or omission, if it occurred after the date hereof, would violate any of the provisions of Sections 4.1(a)(i)-(xvi) or 4.1(a)(xviii)-(xx).

     2.9. Taxes. (a) Except as set forth on Schedule 2.9(a), (i) all Tax Returns relating to any member of the AIL Group or the business or assets of any such member that were required to be filed on or before the Effective Time have been duly and timely filed and are correct and complete in all respects, (ii) all Taxes shown as owing on such Tax Returns have been paid and (iii) no member of the AIL Group is currently the beneficiary of any extension of time within which to file any Tax Return.

     (b) Except as set forth on Schedule 2.9(b), (i) all Taxes that are or have become payable by any member of the AIL Group or chargeable as a Lien upon its assets as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (ii) each member of the AIL Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose and (iii) the AIL Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the AIL Group for all taxable periods or portions thereof through the date of the AIL Financial Statements.

     (c) Except as set forth on Schedule 2.9(c), (i) no Returns with respect to the AIL Group are currently under audit by any taxing authority, (ii) no taxing authority is now asserting, or to the Best Knowledge of the AIL Group, threatening to assert against the AIL Group, any deficiency or claim for Taxes or any adjustment to Taxes, and (iii) to the Best Knowledge of AIL, no circumstances exist to form the basis for such a claim or audit.

     (d) Schedule 2.9(d) lists all Tax Returns that have been filed by the AIL Group that are open or otherwise subject to audit or examination by the IRS or any other taxing authority.

     (e) No member of the AIL Group has (i) waived any statute of limitations,
(ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

     (f) Except for the nine-month period ended September 30, 1997, the AIL Group's taxable year for federal, state and local income and franchise tax purposes has always been a taxable year ending on December 31.

     (g) Except as set forth in Schedule 2.9(g), no member of the AIL Group (i) is a party to or bound by or has any obligation under any tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for the purposes of filing Tax Returns or paying taxes.

     (h) Schedule 2.9(h) contains a list of states, cities and jurisdictions (whether foreign or domestic) in which the AIL Group has filed income, franchise, employment, property, sales and use Tax Returns for the taxable periods after September 30, 1997.

     2.10. Assets. Each member of the AIL Group owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use, all of the AIL Assets (other than Intellectual Property which is addressed elsewhere in this Agreement). Except as set forth on Schedule 2.10, each member of the AIL Group has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all AIL Assets (other than Intellectual Property) that are material to its Business, including but not limited to all such AIL Assets reflected in the AIL Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien, except Permitted Liens. Each member of the AIL Group has maintained all of its tangible AIL Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible AIL Assets are fully adequate and suitable for the purposes for which they are presently being used.

     2.11. Real Property. (a) Owned Real Property. Schedule 2.11(a) contains a complete and correct list of Real Property owned by any member of the AIL Group setting forth the address and owner of each parcel of such owned Real Property and describing all improvements thereon. Except as set forth on Schedule 2.11(a), the AIL Group has, or on the Closing Date will have, good, valid and marketable fee simple title to such owned Real Property, free and clear of Liens other than Permitted Liens. Except as set forth on Schedule 2.11(a), there are no outstanding options or rights of first refusal to purchase such owned Real Property or any portion thereof or interest therein.

     (b) AIL Leases. Schedule 2.11(b) contains a complete and correct list of all AIL Leases setting forth the address, landlord and tenant for each AIL Lease. AIL has delivered or made available to EDO correct and complete copies of the AIL Leases. Each AIL Lease is legal, valid, binding, in full force and effect and enforceable against each member of the AIL Group that is a party thereto. No member of the AIL Group is in default, violation or breach in any material respect under any AIL Lease, and, to the Best Knowledge of AIL, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any AIL Lease. Each AIL Lease grants the tenant under the AIL Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Each member of the AIL Group has good and valid title to the leasehold estate under its respective AIL Leases free and clear of any Liens other than Permitted Liens. Each member of the AIL Group enjoys peaceful and undisturbed possession under its respective AIL Leases for its Real Property.

     (c) Fee and Leasehold Interests, etc. Except as set forth on Schedule 2.11(c), the AIL Group's Real Property constitutes all the fee or leasehold interests in real property held by the AIL Group, and constitutes all of the fee or leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the AIL Group.

     (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the Best Knowledge of AIL, threatened, affecting any portion of the AIL Group's Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to the Best Knowledge of AIL, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any of the AIL Group's Real Property.

     (e) Current Use. The use and operation of the AIL Group's Real Property in the conduct of the Business of each member of the AIL Group does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that materially affects the AIL Group's Real Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred with respect to any of such Real Property.

     (f) Real Property Taxes. Each parcel included in the AIL Group's Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

     (g) Compliance with Laws. The AIL Group's Real Property is in full compliance with all Real Property Laws, and no member of the AIL Group has received any notice of violation or claimed violation of any Real Property Law. There is no pending or, to the Best Knowledge of AIL, anticipated, change in any Real Property Law that could reasonably be expected to have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the AIL Group's Real Property or any portion thereof. No current use by any member of the AIL Group of its Real Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of any of the properties or assets in its Business. The AIL Group's Real Property and its continued use, occupancy and operation as currently used, occupied and operated do not constitute nonconforming uses under any Law, and, except for permits, licenses and other forms of authorizations issued in the ordinary course of business and held pursuant to applicable Environmental Laws, the continued existence, use, occupancy and operation of each improvement located on any of such AIL Group's Real Property is not dependent on any Consent or Governmental Approval that is limited in duration. To the Best Knowledge of AIL, the permits, licenses and other authorizations referred to in the prior sentence will be issued or renewed without undue delay.

     (h) Real Property Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by AIL and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Person pursuant to any of the AIL Leases or any instrument of record or agreement affecting the AIL Group's Real Property. The enforceability of the AIL Leases will not be affected in any manner by the execution, delivery or performance of this Agreement, and no AIL Lease contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     2.12 Contracts. (a) Disclosure. Schedule 2.12(a) contains a complete and correct list, as of the date hereof, of all Contracts that are material to the Business of any member of the AIL Group ("AIL Material Contracts"). AIL has delivered or made available to EDO complete and correct copies of all written AIL Material Contracts, and accurate descriptions of all material terms of all oral AIL Material Contracts, set forth or required to be set forth in Schedule 2.12(a).

     (b) Enforceability. All Contracts are legal, valid, binding, in full force and effect and enforceable against each member of the AIL Group that is a party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect. Except as set forth in Schedule 2.12(b), to the Best Knowledge of AIL, there does not exist under any AIL Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of AIL, any of its Subsidiaries or any other Person. Except as set forth in
Schedule 2.12(b), the enforceability of all AIL Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement or the Ancillary Agreements, and no AIL Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Government Contracts.

          (i) Except as specified on Schedule 2.12(c), to the Best Knowledge of AIL, since October 1, 1997: (A) each member of the AIL Group has complied with all material terms and conditions of each Government Contract or Government Subcontract, (B) each member of the AIL Group has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the AIL Group has complied in all material respects with all such representations and certifications.

          (ii) Except as set forth on Schedule 2.12(c), since October 1, 1997:
     (A) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified AIL, either in writing or, to the Best Knowledge of AIL, orally, that any member of the AIL Group has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by any member of the AIL Group pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, is, to the Best Knowledge of AIL, the subject of any investigation, or has been disallowed by any Governmental Authority, and
     (D) no amount of money due to any member of the AIL Group, pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money, and the members of the AIL Group are entitled to all progress payments received with respect thereto.

          (iii) Except as set forth on Schedule 2.12(c): (A) to the Best Knowledge of AIL, neither any member of the AIL Group nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past three years, no member of the AIL Group has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract.

          (iv) Except as set forth on Schedule 2.12(c), to the Best Knowledge of AIL, there exist (A) no outstanding claims against any member of the AIL Group, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (B) no material disputes between any member of the AIL Group and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between any member of the AIL Group and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. Schedule 2.12(c) lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Authority or any other person that is a party to such Government Contract or Government Subcontract.

          (v) Except as set forth on Schedule 2.12(c), since October 1, 1997, no member of the AIL Group has been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Best Knowledge of AIL, there exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of any member of the AIL Group. Neither AIL nor any member of the AIL Group nor any director, officer, agent or employee of any member of the AIL Group directly or indirectly has (A) used any funds for contributions, gifts, entertainment or other expenses relating to political or governmental activity in violation of any Law; (B) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of any Law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD's Convention on Combating Bribery of Foreign Officials in International Business Transactions; or (C) made any other payment in violation of any Law. Except as set forth in Schedule 2.12(c), AIL's cost accounting and procurement systems and the associated entries reflected in the AIL Financial Statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Laws.

          (vi) AIL (as opposed to its Subsidiaries) is not a party to any Governmental Contracts or Governmental Subcontracts.

     2.13. Intellectual Property. (a) Disclosure. Schedule 2.13(a) sets forth a complete and correct list of all filed or registered AIL Owned Intellectual Property that is material to the Business of the AIL Group.

     (b) Title. A member of the AIL Group either owns or has adequate rights, pursuant to license or otherwise, to use all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Businesses of the AIL Group (the "AIL Intellectual Property"). The AIL Group has, and at the Closing will have, adequate rights to use the AIL Intellectual Property for the life thereof for any purpose in connection with their Businesses, free from any Liens (except for Permitted Liens incurred in the ordinary course of business). Immediately after the Effective Time, the Surviving Corporation or one of its Subsidiaries shall own or have adequate rights, pursuant to license or otherwise, to use all the AIL Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions owned, licensed or used by the AIL Group as in effect prior to the Effective Time.

     (c) Licensing and Similar Arrangements. AIL has delivered or made available to EDO complete and correct copies of all written or oral agreements, arrangements and applicable Laws (i) pursuant to which any member of the AIL Group has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person and (ii) pursuant to which any member of the AIL Group has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any member of the AIL Group in respect of any Intellectual Property are reflected in the AIL Financial Statements.

     (d) No Infringement. The conduct of the AIL Group's Businesses does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Best Knowledge of AIL, none of the AIL Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from a member of the AIL Group, except as set forth in Schedule 2.13(d).

     (e) Due Registration, etc. To the Best Knowledge of AIL, the AIL Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. The AIL Group has taken all necessary actions to ensure full protection of the AIL Owned Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.
                                      A-18
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     (f) Software.  The AIL Group has valid licenses to all copies of all material Software that are utilized in connection with the AIL Group's Business that are not owned by AIL ("AIL Commercial Software"), and the use by the AIL Group of such AIL Commercial Software, including all modifications and enhancements thereto (whether created by a member of the AIL Group or by a third party) is in material compliance with the terms and provisions of such licenses. Each member of the AIL Group owns all right, title and interest in and to all material Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to the customers of each member of the AIL Group (collectively, the "AIL Owned Software"), including all Intellectual Property rights therein and thereto, except for AIL Commercial Software identified on Schedule 2.13(f) as Software incorporated into the AIL Owned Software. None of the AIL Commercial Software or AIL Owned Software, and no use thereof by the AIL Group or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or threatened.

     (g) Calendar Function. Except as set forth on Schedule 2.13(g), to the Best Knowledge of AIL, all Software, hardware and equipment owned by the AIL Group and all Software, hardware and equipment used in the AIL Group's Business that contains or calls on a calendar function, including any function that is indexed to a computer processing unit clock, provides specific days, dates or times, or calculates spans of dates or times, is and will be able to record, store, process, calculate, compare, sequence and provide true and accurate day, date and time data from, into and between the twentieth and twenty-first centuries, including but not limited to with respect to the years 1999, 2000 and 2001 and leap year calculations, except for failures to do any of the foregoing which, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.14. Insurance. Schedule 2.14 contains a complete and correct list and summary description of all insurance policies maintained (at present or since October 1, 1997) by or on behalf of the AIL Group. AIL has delivered or made available to EDO complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Each member of the AIL Group has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the AIL Group's Businesses, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

     2.15. Litigation. Except as set forth on Schedule 2.15, there is and has been since October 1, 1997, no Litigation that, individually or in the aggregate, is material and is pending or, to the Best Knowledge of AIL, threatened, against any member of the AIL Group or any of its properties or assets. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the AIL Group, or that in any way affect the AIL Group's Businesses and would reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.16. Compliance with Laws and Instruments; Consents.  (a)
Compliance. Except as set forth on Schedule 2.16(a), (i) no member of the AIL Group is, or, since October 1, 1997, has been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business (except Laws compliance with which is specifically addressed elsewhere in this Agreement), (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, except in the case of the foregoing clauses (x) and
(z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect, and (ii) no member of the AIL Group has received any written notice or, to the Best Knowledge of AIL, oral notice alleging any such conflict, violation, breach or default which has not been cured or waived.

     (b) Consents. No Governmental Approval or other Consent is required to be obtained or made by any member of the AIL Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (x) as specified on
Schedule 2.16(b)(i), (y) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws, notification requirements under the HSR Act and filings required under Delaware and New York Law, and (z) where failure to obtain such Consents or make such filings or notifications would not reasonably be expected, individually or in the aggregate, to have or result in an AIL Material Adverse Effect.

     (ii) All Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the AIL Group's Business, have been duly obtained and are held by a member of the AIL Group and are in full force and effect. Each member of the AIL Group is, and at all times since October 1, 1997, has been, in compliance with all Governmental Approvals and other Consents held by them. Except as specified in Schedule 2.16(b)(i), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

     2.17 Environmental Matters. (a) Compliance with Environmental Law. Each member of the AIL Group has complied and is in compliance in all but de minimis respects with all applicable Environmental Laws pertaining to their respective assets and the use, ownership or transferability thereof, the manufacturing and commercial distribution of its products and to the operation of its Business. To the Best Knowledge of AIL, no member of the AIL Group is alleged to be in violation of any applicable Environmental Law relating to the operation of its Business or the use or ownership of its assets.

     (b) Other Environmental Matters. No member of the AIL Group has caused or taken any action that would result in, and no member of the AIL Group is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the AIL Group's Real Property or other properties or assets owned, leased or used by any member of the AIL Group at the present time or in the past, including the soil and groundwater conditions at such properties, or
(y) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Materials, other than such liabilities and obligations that, individually or in the aggregate, do not exceed $250,000.

     (ii) The present value of the aggregate amount of the liabilities and obligations listed on Schedule 2.17(b), net of reserves therefor, does not exceed $150,000.

     (c) Without limiting the generality of the foregoing:

          (i) Except as disclosed in Schedule 2.17(c), none of the AIL Group's current or past operations and none of the currently or formerly owned or occupied property or assets of any member of the AIL Group is related to or, to the Best Knowledge of AIL, subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials.

          (ii) Except as disclosed in Schedule 2.17(c), no member of the AIL Group is subject to any outstanding order from, or contractual or other obligation with, any Governmental Authority or other person in respect of which such member of the AIL Group may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Material and no member of the AIL Group has entered into any contractual or other obligation with any governmental body or other person pursuant to which such member assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

          (iii) Except as disclosed in Schedule 2.17(c), none of the AIL Group's Real Property, to the Best Knowledge of AIL, no properties adjacent to the AIL Group's Real Property, and no properties previously owned or leased by any member of the AIL Group or any of their predecessors or affiliates is, and, since January 1, 1995, no member of the AIL Group has transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location that is, listed or formally proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec.sec. 9601, et seq., or on any similar state list, or, to the Best Knowledge of AIL, the subject of federal, state or local enforcement actions or investigations or Remedial Action.

          (iv) Except as disclosed in Schedule 2.17(c), there are no Environmental Laws applicable to any member of the AIL Group, the AIL Group's Real Property, the AIL Group's assets or the AIL Group's Business that would require any member of the AIL Group, Merger Sub, EDO, the Surviving Corporation, or any other party to provide notice to, to take actions to satisfy, or to obtain the approval of, any governmental entity as a condition to the consummation of the transactions contemplated by this Agreement.

     (d) AIL has disclosed and made available to EDO all material information, including all studies, analyses and test results, in its possession, custody or control relating to (i) the environmental conditions on, under or about the AIL Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the AIL Group, and (ii) Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any member of the AIL Group at any time or by any member of the AIL Group or any other person on any of the AIL Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the AIL Group, or otherwise in connection with the use or operation of the AIL Group's assets or Businesses.

     2.18 Affiliate Transactions. (a) Schedule 2.18(a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which AIL, on the one hand, and any of its Affiliates (other than its wholly-owned Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) were entered into since October 1, 1997, (ii) are currently pending or in effect and (iii) involve continuing liabilities and obligations. Except as disclosed in Schedule 2.18(a), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 2.18(a) was on terms and conditions as favorable to AIL as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

     (b) Except as set forth in Schedule 2.18(b), no stockholder, officer, director or employee of any member of the AIL Group, or any family member, relative or Affiliate of any such stockholder, officer, director or employee,
(i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest (other than in such Person's capacity as a stockholder) in
(x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business of any member of the AIL Group, or (y) to the Best Knowledge of AIL, any Person that is a supplier, customer or competitor of any member of the AIL Group, (ii) to the Best Knowledge of AIL, serves as an officer, director or employee of any Person that is a supplier, customer or competitor (other than EDO) of any member of the AIL Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the AIL Group.

     2.19. Employees, Labor Matters, etc. Except as set forth on Schedule 2.19, no member of the AIL Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by any member of the AIL Group. Since October 1, 1997, there has not occurred or, to the Best Knowledge of AIL, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any member of the AIL Group. Except as set forth on Schedule 2.19, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Best Knowledge of AIL, threatened with respect to any employee of any member of the AIL Group.

     2.20. Employee Benefit Plans and Related Matters; ERISA. (a) Employee Benefit Plans. Schedule 2.20(a) sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of any member of the AIL Group or the beneficiaries or dependents of any such employee or former employee (collectively, the "AIL Employees") or under which any AIL Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any member of the AIL Group or any other trade or business, whether or not incorporated, which, together with AIL or any of its Subsidiaries, is or would have been at any date of determination occurring (x) since October 1, 1997 or (y) to the Best Knowledge of AIL, within the six years preceding the date hereof, treated as a single employer under Section 414 of the Code (such other trades and businesses hereinafter referred to as the "AIL Related Persons"), or to which any member of the AIL Group or any AIL Related Person contributes or (x) since October 1, 1997 or (y) to the Best Knowledge of AIL, within the six years preceding the date hereof, is or has been obligated or required to contribute (collectively, the "AIL Plans"). With respect to each such AIL Plan, the AIL Parties have provided or made available to Merger Sub complete and correct copies of: (i) such AIL Plan, if written, or a description of such AIL Plan if not written, and (ii) to the extent applicable to such AIL Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such AIL Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. Except as set forth on Schedule 2.20(a), no member of the AIL Group and no officer of AIL has communicated to any AIL Employee any intention or commitment to modify any AIL Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

     (b) Qualification. Each AIL Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under
Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

     (c) Compliance; Liability.

          (i) None of AIL, its Subsidiaries or any AIL Related Person has been involved in any transaction that could cause the AIL Group or any AIL Related Person or the Surviving Corporation to be subject to liability under Section 4069 or 4212 of ERISA. None of AIL, its Subsidiaries, the Surviving Corporation or any AIL Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could result in any such liability to any member of the AIL Group, any such AIL Related Person or the Surviving Corporation or any of its Affiliates. Except as set forth on Schedule 2.20(c), all contributions and premiums required to have been paid by the AIL Group and each AIL Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or applicable Law.

          (ii) Except as set forth in Schedule 2.20(c), each of the AIL Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any of the AIL Plans, by any AIL Employee or otherwise involving any such AIL Plan or the assets of any AIL Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of AIL).

          (iii) No AIL Plan is a "multiple employer plan" within the meaning of section 4001(a)(3), 4063 or 4064 of ERISA.

          (iv) Except to the extent set forth in Schedule 2.20(a) hereto, no AIL Employee is or will become entitled to post-employment benefits of any kind by reason of employment with AIL, including death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) benefits payable under any AIL Plan qualified under section 401(a) of the Code or (z) deferred compensation accrued as a liability as of the Closing Date. Except as set forth in Schedule 2.20(a), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any AIL Employee. AIL has disclosed or made available information regarding any and all liabilities and obligations of any member of the AIL Group to or in respect of the AIL Employees or the AIL Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation), (B) unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any AIL Plan and (C) severance or other termination benefits relating to, resulting from or arising in respect of any claim of actual or constructive termination of employment occurring on or prior to the Effective Time or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (v) The AIL ESOP qualifies as an "employee stock ownership plan" within the meaning of sec.4975(e)(7) of the Code, and no non-exempt prohibited transaction has occurred with respect thereto.

     2.21. Accounts Receivable. (a) AIL has delivered or caused to be delivered to Merger Sub a complete and accurate aging of all billed accounts receivable of the AIL Group as of September 26, 1999. Except as set forth in Schedule 2.21(a), no billed account receivable of the AIL Group reflected on the AIL Balance Sheet and no billed account receivable arising after the date of the AIL Balance Sheet and reflected on the books of any member of the AIL Group is uncollectible or subject to counterclaim or offset, except to the extent of the aggregate reserves thereon for doubtful accounts for billed receivables and except to the extent that any billed account receivable is or becomes uncollectible due to insolvency, of which the AIL Group is not presently aware, of the account debtor thereunder. All billed accounts receivable reflected on the AIL Balance Sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by a member of the AIL Group. All allowances, rebates and cash discounts to customers of the AIL Group are as shown on its books and records and in no event exceed one percent of billed receivables to which they relate.

     (b) To the Best Knowledge of AIL, the unbilled account receivable balances of the AIL Group reflected on the AIL Balance Sheet and the unbilled account receivable balances arising after the date of the AIL Balance Sheet and reflected on the books of any member of the AIL Group will convert into billed accounts receivable, except (i) to the extent of the aggregate reserves associated with unbilled receivables, or (ii) to the extent that any unbilled account receivable is or becomes uncollectible due to insolvency, of which the AIL Group is not presently aware, of the account debtor thereunder and would not reasonably be expected to have or result in an AIL Material Adverse Effect. All unbilled accounts receivable reflected on the AIL Balance Sheet or on such books have been generated in the ordinary course of business and will reflect a bona fide obligation for the payment of goods or services provided by a member of the AIL Group, except for failures to result in bona fide obligations that, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.22. Inventories . All inventories reflected on AIL's most recently prepared quarterly balance sheet of raw materials, supplies, work in progress and finished goods of the AIL Group are of good, usable and merchantable quality. Except as set forth in Schedule 2.22, (a) all such inventories are of such quality as to meet the quality control standards of the AIL Group and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of the AIL Group in the ordinary course of business in the aggregate net of reserves for inventories, and (c) no write-down in inventory has been made or should have been made pursuant to U.S. GAAP during the past two years.

     2.23. Customers. No member of the AIL Group has received any notice that any existing customer of the AIL Group (i) has ceased, or will cease, to use the products, goods or services of any member of the AIL Group, (ii) has reduced or will reduce, the use of products, goods or services of any member of the AIL Group or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any member of the AIL Group, except for any such cessations or reductions that, individually or in the aggregate, would not reasonably be expected to have or result in an AIL Material Adverse Effect.

     2.24. Suppliers; Raw Materials. Schedule 2.24 sets forth for each of the years ended December 31, 1998, 1997 and 1996 and for the nine-month period ended September 26, 1999 (a) the names of the ten largest suppliers to the AIL Group based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the AIL Group from such suppliers during each such period and (b) the amount for which each such supplier invoiced the AIL Group. No member of the AIL Group has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the AIL Group at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the AIL Group, subject to general and customary price increases.

     2.25. Products; Product and Service Warranties. (a) Schedule 2.25(a) contains a complete and correct list of the ten products currently manufactured, produced, assembled, sold or marketed by the AIL Group that generated the highest revenues during the nine-month period ended September 26, 1999 (the "Products"). Schedule 2.25(a) also sets forth the amount of revenues during such period for each such Product.

     (b) Except as required by Law or as set forth on Schedule 2.25(b), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, any member of the AIL Group is subject to any guaranty, warranty or other indemnity, express or implied, beyond its standard terms and conditions.

     (c) Product Liability. No member of the AIL Group has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any Product manufactured, sold, designed or produced prior to the Effective Time by, or service rendered prior to the Effective Time by or on behalf of, any member of the AIL Group or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons and (ii) is not otherwise fully and adequately reserved against in the AIL Balance Sheet.

     2.26. Brokers, Finders, etc. No actions taken or agreements entered into by any member of the AIL Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise will give rise to any valid claim against any member of the AIL Group, the EDO Group or the Surviving Corporation or any of their Affiliates for any brokerage or finder's commission, fee or similar compensation, other than (i) the fee of $825,000 payable to Houlihan Lokey Howard and Zukin ("Houlihan"), (ii) the fee of $100,000 payable to Valumetrics, or (iii) for any bonus payable to any officer, director, employee, agent or representative of or consultant to any member of the AIL Group upon consummation of the transactions contemplated hereby or thereby.

     2.27. Disclosure. (a) Proxy Statement; Registration Statement. None of the information with respect to AIL, the Common Stockholders or any member of the AIL Group to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the EDO Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by AIL with respect to information supplied by any party other than the AIL Group specifically for inclusion in the Proxy Statement.

     (b) General. The senior officers of AIL do not believe there is any fact (other than matters of a general economic or political nature that do not affect the Business of any member of the AIL Group uniquely) that would reasonably be expected to have or result in an AIL Material Adverse Effect, except as described in the Schedules hereto.

     2.28. Opinion of Financial Advisor. The Board of Directors of AIL has received the opinion of Houlihan, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to AIL's stockholders from a financial point of view. A copy of the written opinion of Houlihan will be delivered to EDO as soon as practicable after the date of this Agreement.

     2.29. Required Vote of AIL's Stockholders. The affirmative vote of the holders of a majority of the outstanding Common Shares is required to approve the Merger and approve and adopt this Agreement. No other vote of the holders of the capital stock of AIL is required by Law, the Organizational Documents of AIL or otherwise in order for AIL to consummate the Merger and the transactions contemplated hereby and under the Ancillary Agreements.

     2.30. EDO Share Ownership. Except as set forth on Schedule 2.30, no member of the AIL Group owns any shares of EDO Common Stock or other securities convertible into EDO Common Stock.

     2.31. Board Recommendation. The Board of Directors of AIL, at a meeting duly called and held, (a) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are fair and in the best interests of AIL and its stockholders, and (b) resolved to recommend that the Common Stockholders and the holder of Preferred Shares approve this Agreement and the transactions contemplated hereby.

     2.32. Amendment to AIL ESOP. AIL has adopted, subject to the AIL ESOP Trustee's approval, an amendment to the AIL ESOP in the form of Exhibit C hereto, effective on the date hereof, so that the AIL ESOP, as so amended, provides that decisions made with respect to unallocated shares as to (a) selling such shares in response to offers to buy and (b) voting on all matters are made in the same proportions as such decisions are made with respect to allocated shares, and such decisions with respect to allocated shares are kept confidential by the Trustee.

     3. Representations and Warranties of EDO and Merger Sub. EDO and Merger Sub, jointly and severally, represent and warrant to AIL and the Exchanging Common Stockholders as follows:

     3.1 Authorization, etc. (a) Each of EDO and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or shall be a party, to perform its obligations hereunder and thereunder and (subject to stockholder approval) to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Agreements to which EDO or Merger Sub is or shall be a party (subject to stockholder approval), the performance of EDO's and Merger Sub's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of each of EDO and Merger Sub.

     (b) EDO and Merger Sub have each duly executed and delivered this Agreement and at the Effective Time will have duly executed and delivered the Ancillary Agreements to which each is or shall be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of each of EDO and Merger Sub, enforceable against such EDO or Merger Sub in accordance with its respective terms.

     3.2. Capitalization. (a) Authorized Capital Stock of EDO and Merger
Sub. (i) The authorized capital stock of EDO consists of 25,000,000 shares of EDO Common Stock and 500,000 shares of EDO Preferred Stock, of which 8,453,902 shares of EDO Common Stock (of which 1,698,892 are held in Treasury) and 57,384 shares of EDO Preferred Stock are issued and outstanding as of the date hereof. As of the date hereof, there are outstanding EDO Options to purchase 630,975 shares of EDO Common Stock, and 3,321,908 shares of EDO Common Stock are reserved for issuance upon the exercise of outstanding EDO Options (908,450 shares), conversion of EDO's 7% Convertible Subordinated Debentures due 2011

(1,332,458 shares) and conversion of shares of EDO Preferred Stock (1,081,000 shares). The EDO ESOP is the only record holder of EDO Preferred Stock. The shares of EDO Common Stock to be issued in the Share Issuance will, when issued, be validly issued, fully paid and non-assessable.

     (ii) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of Merger Sub, of which 100 shares are issued and outstanding as of the date hereof, and EDO is the record holder of all such shares. As of the date hereof, there are no options or warrants outstanding to purchase shares of common stock of Merger Sub.

     (b) Equity Interests Held by the EDO Group. Schedule 3.2(b) sets forth a complete and correct description of the shares of stock and other equity interests in any Person owned by any member of the EDO Group. Except for Merger Sub and as set forth on Schedule 3.2(b), EDO has no Subsidiaries, and a member of the EDO Group owns all of the outstanding shares of stock or other equity interests in each of EDO's Subsidiaries. All such outstanding shares of stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable.

     (c) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of EDO or any member of the EDO Group. Except for the EDO Options, EDO Preferred Stock, the EDO Convertible Debentures and this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the EDO Group or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of EDO, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of EDO from EDO.

     3.3. No Conflicts, etc. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of EDO and Merger Sub and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or valid claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any member of the EDO Group under, (a) any Law applicable to any member of the EDO Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of any member of the EDO Group or (c) any EDO Contract, or any other agreement or instrument to which any member of the EDO Group is a party or by which any of their respective properties or assets may be bound, except, with respect to clauses (a) and (c), for such conflicts, breaches, defaults or other occurrences which, individually or in the aggregate, would not have an EDO Material Adverse Effect.

     3.4. Corporate Status. (a) Organization. Each member of the EDO Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Merger Sub was incorporated in Delaware on December 9, 1999 and has conducted no business since the date of its incorporation and has no outstanding assets or liabilities, except in each case as expressly contemplated by this Agreement.

     (b) Qualification. Each member of the EDO Group is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 3.4(b) (which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary), except where the failure to be so duly qualified, licenced or in good standing, would not, individually or in the aggregate, reasonably be expected to have or result in an EDO Material Adverse Effect.

     (c) Organizational Documents. EDO has delivered or made available to AIL complete and correct copies of the Organizational Documents of each member of the EDO Group, as in effect on the date hereof. The Organizational Documents of each member of the EDO Group are in full force and effect. No member of the EDO Group is in violation of any of the provisions of its Organizational Documents. The minute books of each member of the EDO Group, which have heretofore been made available to AIL, correctly reflect, in all material respects, all meetings and written consents of the boards of directors, committees and stockholders of each such member of the EDO Group since January 1, 1993.

     3.5. Discontinued and Acquired Businesses. Except as set forth on Schedule 3.5, since October 1, 1997, no member of the EDO Group has dissolved, discontinued, sold, transferred or otherwise disposed of any businesses or operations having annual sales in excess of $1,000,000 or involving assets having a book value in excess of $1,000,000. Except as set forth on Schedule 3.5, since October 1, 1997, no member of the EDO Group has acquired any business of any other Person, through the purchase of assets, merger, consolidation, acquisition of shares or otherwise, with respect to which any member of the EDO Group is subject to any contractual obligation, contingent or otherwise, to such Person (including any indemnification obligation) in an amount that could exceed $500,000 and which would survive at least until the Closing.

     3.6. SEC Reports; EDO Financial Statements. (a) EDO has made available to AIL each registration statement, report, proxy statement or information statement prepared by it for filing with the SEC since January 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "EDO Reports"). As of their respective dates, the EDO Reports
(a) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) EDO has delivered or made available to AIL complete and correct copies of the EDO Proxy Financials and the EDO Financial Statements. The EDO Proxy Financials are complete and correct, have been derived from the accounting books and records of the EDO Group and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented in the EDO Proxy Financials subject, in the case of interim unaudited EDO Proxy Financials, only to normal recurring year-end adjustments.

     (c) The consolidated balance sheets included in the EDO Financial Statements present fairly the financial position of the EDO Group as at the respective dates thereof, and the consolidated statements of earnings, consolidated statements of shareholders' equity, and consolidated statements of cash flows included in such EDO Financial Statements present fairly the results of operations, shareholders' equity and cash flows of the EDO Group for the respective periods indicated.

     3.7. Undisclosed Liabilities, etc. No member of the EDO Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 3.7, (b) as and to the extent disclosed or reserved against in the EDO Balance Sheet or specifically disclosed in the notes thereto,
(c) liabilities and obligations not required by U.S. GAAP to be reflected or reserved against in the EDO Balance Sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent as of the date of the EDO Balance Sheet, but which would be reflected or reserved against in a balance sheet prepared in accordance with U.S. GAAP as of the date hereof), and (d) liabilities and obligations that (i) are incurred after the date of the EDO Balance Sheet in the ordinary course of business and are not prohibited by this Agreement and (ii) individually and in the aggregate, would not be reasonably expected to have or result in an EDO Material Adverse Effect.

     3.8. Absence of Changes.  Since the date of the EDO Balance Sheet, except
(i) as set forth in Schedule 3.8 and (ii) as specifically permitted after the date hereof pursuant to Section 4.1, (x) the Business of the EDO Group have been conducted in the ordinary course consistent with past practice, (y) there has not occurred or come to exist any EDO Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would be reasonably expected to have or result in an EDO Material Adverse Effect, and (z) no member of the EDO Group has taken any action or omitted to take any action which action or omission, if it occurred after the date hereof, would violate any of the provisions of Sections 4.1(b)(i)-(xvi) and (xviii)-(xxi).

     3.9. Taxes. (a)(i) All Tax Returns relating to any member of the EDO Group or the business or assets of any such member that were required to be filed on or before the Effective Time have been duly and timely filed and are correct and complete in all respects, (ii) all Taxes shown as owing on such Tax Returns have been paid and (iii) no member of the EDO Group is currently the beneficiary of any extension of time within which to file any Tax Return.

     (b) (i) All Taxes that are or have become payable by any member of the EDO Group or chargeable as a Lien upon its assets as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (ii) each member of the EDO Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose and (iii) the EDO Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the EDO Group for all taxable periods or portions thereof through the date of the EDO Financial Statements.

     (c) Except as set forth on Schedule 3.9(c), (i) no Returns with respect to the EDO Group are currently under audit by any taxing authority, (ii) no taxing authority is now asserting, or to the Best Knowledge of the EDO Group, threatening to assert against the EDO Group, any deficiency or claim for Taxes or any adjustment to Taxes, and (iii) to the Best Knowledge of EDO, no circumstances exist to form the basis for such a claim or audit.

     (d) Schedule 3.9(d) lists all Tax Returns that have been filed with respect to the EDO Group that are, open or otherwise subject to audit or examination by the IRS or any other taxing authority.

     (e) Except as set forth on Schedule 3.9(e), no member of the EDO Group has
(i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

     (f) The EDO Group's taxable year for federal, state and local income and franchise tax purposes has always been a taxable year ending on December 31.

     (g) Except as set forth in Schedule 3.9(g), no member of the EDO Group (i) is a party to or bound by or has any obligation under any tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for the purposes of filing Tax Returns or paying taxes.

     (h) Schedule 3.9(h) contains a list of states, cities and jurisdictions (whether foreign or domestic) in which the EDO Group has filed income, franchise, employment, property, sales and use Tax Returns for past three years.

     3.10. Assets. Each member of the EDO Group owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use, all of the EDO Assets (other than Intellectual Property which is addressed elsewhere in this Agreement). Each member of the EDO Group has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all EDO Assets (other than Intellectual Property) that are material to its Business, including but not limited to all such EDO Assets reflected in the EDO Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien, except Permitted Liens. Each member of the EDO Group has maintained all of its tangible EDO Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible EDO Assets are fully adequate and suitable for the purposes for which they are presently being used.

     3.11. Real Property. (a) Owned Real Property. Schedule 3.11(a) contains a complete and correct list of Real Property owned by any member of the EDO Group setting forth the address and owner of each parcel of such owned Real Property and describing all improvements thereon. The EDO Group has, or on the Closing Date will have, good, valid and marketable fee simple title to such owned Real Property, free and clear of Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase such owned Real Property or any portion thereof or interest therein.

     (b) EDO Leases. Schedule 3.11(b) contains a complete and correct list of all EDO Leases setting forth the address, landlord and tenant for each EDO Lease. EDO has delivered or made available to AIL correct and complete copies of the EDO Leases. Each EDO Lease is legal, valid, binding, in full force and effect and enforceable against each member of the EDO Group that is a party thereto. No member of the EDO Group is in default, violation or breach in any material respect under any EDO Lease, and, to the Best Knowledge of EDO, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any EDO Lease. Each EDO Lease grants the tenant under the EDO Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Each member of the EDO Group has good and valid title to the leasehold estate under its respective EDO Leases free and clear of any Liens other than Permitted Liens. Each member of the EDO Group enjoys peaceful and undisturbed possession under its respective EDO Leases for its Real Property.

     (c) Fee and Leasehold Interests, etc. The EDO Group's Real Property constitutes all the fee or leasehold interests in real property held by the EDO Group, and constitutes all of the fee or leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the EDO Group.

     (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the Best Knowledge of EDO, threatened, affecting any portion of the EDO Group's Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to the Best Knowledge of EDO, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any of the EDO Group's Real Property.

     (e) Current Use. The use and operation of the EDO Group's Real Property in the conduct of the Business of each member of the EDO Group does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that materially affects the EDO Group's Real Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred with respect to any of such Real Property.

     (f) Real Property Taxes. Each parcel included in the EDO Group's Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

     (g) Compliance with Laws. The EDO Group's Real Property is in full compliance with all Real Property Laws, and no member of the EDO Group has received any notice of violation or claimed violation of any Real Property Law. There is no pending or, to the Best Knowledge of EDO, anticipated, change in any Real Property Law that could reasonably be expected to have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the EDO Group's Real Property or any portion thereof. No current use by any member of the EDO Group of its Real Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of any of the properties or assets in its Business. The EDO Group's Real Property and its continued use, occupancy and operation as currently used, occupied and operated do not constitute nonconforming uses under any Law, and, except for permits, licenses and other forms of authorizations issued in the ordinary course of business and held pursuant to applicable Environmental Laws, the continued existence, use, occupancy and operation of each improvement located on any of such Real Property is not dependent on any Consent or Governmental Approval that is limited in duration. To the Best Knowledge of EDO, the permits, licenses and other authorizations referred to in the prior sentence will be issued or renewed without undue delay.

     (h) Real Property Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by EDO and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Person pursuant to any of the EDO Leases or any instrument of record or agreement affecting the EDO Group's Real Property. Except as set forth in Schedule 3.11(h), the enforceability of the EDO Leases will not be affected in any manner by the execution, delivery or performance of this Agreement, and no EDO Lease contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     3.12. Contracts. (a) Disclosure. Schedule 3.12(a) contains a complete and correct list, as of the date hereof, of all EDO Contracts that are material to the Business of any member of the EDO Group ("EDO Material Contracts"). EDO has delivered or made available to AIL complete and correct copies of all written EDO Material Contracts, and accurate descriptions of all material terms of all oral EDO Material Contracts, set forth or required to be set forth in Schedule 3.12(a).

     (b) Enforceability. All EDO Contracts are legal, valid, binding, in full force and effect and enforceable against each member of the EDO Group that is a party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect. Except as set forth in Schedule 3.12(b), to the Best Knowledge of EDO, there does not exist under any EDO Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of EDO, any of its Subsidiaries or any other Person. Except as set forth in Schedule 3.12(b), the enforceability of all EDO Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement or the Ancillary Agreements, and no EDO Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Government Contracts.

          (i) Except as specified on Schedule 3.12(c), to the Best Knowledge of EDO, since October 1, 1997: (A) each member of the EDO Group has complied with all material terms and conditions of each Government Contract or Government Subcontract, (B) each member of the EDO Group has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the EDO Group has complied in all material respects with all such representations and certifications.

          (ii) Except as set forth on Schedule 3.12(c), since October 1, 1997:
     (A) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified EDO, either in writing or, to the Best Knowledge of EDO, orally, that any member of the EDO Group has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by any member of the EDO Group pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, is, to the Best Knowledge of EDO, the subject of any investigation, or has been disallowed by any Governmental Authority, and
     (D) no amount of money due to any member of the EDO Group, pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money, and the members of the EDO Group are entitled to all progress payments received with respect thereto.

          (iii) (A) to the Best Knowledge of EDO, neither any member of the EDO Group nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past three years, no member of the EDO Group has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract.

          (iv) To the Best Knowledge of EDO, there exist (A) no outstanding claims against any member of the EDO Group, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (B) no material disputes between any member of the EDO Group and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between any member of the EDO Group and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract.

          (v) Since October 1, 1997, no member of the EDO Group has been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Best Knowledge of EDO, there exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of any member of the EDO Group. Neither EDO nor any member of the EDO Group nor any director, officer, agent or employee of any member of the EDO Group directly or indirectly has (A) used any funds for contributions, gifts, entertainment or other expenses relating to political or governmental activity in violation of any Law; (B) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of any Law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD's Convention on Combating Bribery of Foreign Officials in International Business Transactions; or (C) made any other payment in violation of any Law. EDO's cost accounting and procurement systems and the associated entries reflected in the EDO Financial Statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Laws.

     3.13. Intellectual Property. (a) Disclosure. Schedule 3.13(a) sets forth a complete and correct list of all filed or registered EDO Owned Intellectual Property that is material to the Businesses of the EDO Group.

     (b) Title. A member of the EDO Group either owns or has adequate rights, pursuant to license or otherwise, to use all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Businesses of the EDO Group (the "EDO Intellectual Property"). The EDO Group has, and at the Closing will have, adequate rights to use the EDO Intellectual Property for the life thereof for any purpose in connection with their Businesses, free from any Liens (except for Permitted Liens incurred in the ordinary course of business). Immediately after the Effective Time, EDO or one of its Subsidiaries shall own or have adequate rights, pursuant to license or otherwise, to use all the EDO Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions owned, licensed or used by the EDO Group as in effect prior to the Effective Time.

     (c) Licensing and Similar Arrangements. EDO has delivered or made available to AIL complete and correct copies of all written or oral agreements, arrangements and applicable Laws (i) pursuant to which any member of the EDO Group has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person and (ii) pursuant to which any member of the EDO Group has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any member of the EDO Group in respect of any Intellectual Property are reflected in the EDO Financial Statements.

     (d) No Infringement. The conduct of the EDO Group's Businesses does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the Best Knowledge of EDO, none of the EDO Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from a member of the EDO Group, except as set forth in Schedule 3.13(d).

     (e) Due Registration, etc. To the Best Knowledge of EDO, the EDO Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. Except as set forth in Schedule 3.13(e), the EDO Group has taken all necessary actions to ensure full protection of the EDO Owned Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.

     (f) Software. The EDO Group has valid licenses to all copies of all material Software that are utilized in connection with the Business that are not owned by EDO ("EDO Commercial Software"), and the use by the EDO Group of such EDO Commercial Software, including all modifications and enhancements thereto (whether created by a member of the EDO Group or by a third party) is in material compliance with the terms and provisions of such licenses. Each member of the EDO Group owns all right, title and interest in and to all material Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to the customers of each member of the EDO Group (collectively, the "EDO Owned Software"), including all Intellectual Property rights therein and thereto. None of the EDO Commercial Software or EDO Owned Software, and no use thereof by the EDO Group or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or threatened.

     (g) Calendar Function. To the Best Knowledge of EDO, all Software, hardware and equipment owned by the EDO Group and all Software, hardware and equipment used in the Business that contains or calls on a calendar function, including any function that is indexed to a computer processing unit clock, provides specific days, dates or times, or calculates spans of dates or times, is and will be able to record, store, process, calculate, compare, sequence and provide true and accurate day, date and time data from, into and between the twentieth and twenty-first centuries, including but not limited to with respect to the years 1999, 2000 and 2001 and leap year calculations , except for failures to do any of the foregoing which, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.14. Insurance. Schedule 3.14 contains a complete and correct list and summary description of all insurance policies maintained (at present or since October 1, 1997) by or on behalf of the EDO Group. EDO has delivered or made available to AIL complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Each member of the EDO Group has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the EDO Group's Businesses, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

     3.15. Litigation. EDO has disclosed to AIL all Litigation pending, or to the Best Knowledge of EDO threatened, against any member of the EDO Group or any of its properties or assets since October 1, 1997 and has disclosed all material facts and given or referenced all documents regarding all such Litigation and threatened Litigation that are active as of the date hereof. Except as set forth on Schedule 3.15, there is and has been since October 1, 1997, no Litigation that, individually or in the aggregate, is material and is pending or, to the Best Knowledge of EDO, threatened, against any member of the EDO Group or any of its properties or assets. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the EDO Group, or that in any way affect the EDO Group's Businesses and would reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.16. Compliance with Laws and Instruments; Consents. (a) Compliance. (i) No member of the EDO Group is, or since October 1, 1997, has been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business (except Laws compliance with which is specifically addressed elsewhere in this Agreement), (y) any provision of its Organizational Documents, or (z) any EDO Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, except in the case of the foregoing clauses (x) and (z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect, and
(ii) no member of the EDO Group has received any written notice or, to the Best Knowledge of EDO, oral notice alleging any such conflict, violation, breach or default which has not been cured or waived.

     (b) Consents. (i) No Governmental Approval or other Consent is required to be obtained or made by any member of the EDO Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (x) as specified on Schedule 3.16(b)(i), (y) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws, notification requirements under the HSR Act and filings required under Delaware and New York Law, and (z) where failure to obtain such Consents or make such filings or notifications would not reasonably be expected, individually or in the aggregate, to have or result in an EDO Material Adverse Effect.

     (ii) All Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the EDO Group's Business, have been duly obtained and are held by a member of the EDO Group and are in full force and effect. Each member of the EDO Group is, and at all times since October 1, 1997, has been, in compliance with all Governmental Approvals and other Consents held by them. Except as specified in Schedule 3.16(b)(i), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

     3.17. Environmental Matters. (a) Compliance with Environmental Law. Each member of the EDO Group has complied and is in compliance in all but de minimis respects with all applicable Environmental Laws pertaining to their respective assets and the use, ownership or transferability thereof, the manufacturing and commercial distribution of its products and to the operation of its Business. To the Best Knowledge of EDO, no member of the EDO Group is alleged to be in violation of any applicable Environmental Law relating to the operation of its business or the use or ownership of its assets.

     (b) Other Environmental Matters. (i) Except as disclosed on Schedule 3.17(b), no member of the EDO Group has caused or taken any action that would result in, and no member of the EDO Group is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the EDO Group's Real Property or other properties or assets owned, leased or used by any member of the EDO Group at the present time or in the past, including the soil and groundwater conditions at such properties, or (y) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Materials, other than such liabilities and obligations that individually or in the aggregate, do not exceed $250,000.

     (ii) The present value of the aggregate amount of the liabilities and obligations listed on Schedule 3.17(b), net of reserves therefor, does not exceed $150,000.

     (c) Without limiting the generality of the foregoing:

          (i) Except as disclosed in Schedule 3.17(c), none of the EDO Group's current or past operations and none of the currently or formerly owned or occupied property or assets of any member of the EDO Group is related to or, to the Best Knowledge of EDO, subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials.

          (ii) Except as disclosed in Schedule 3.17(c), no member of the EDO Group is subject to any outstanding order from, or contractual or other obligation with, any Governmental Authority or other person in respect of which such member of the EDO Group may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Material and no member of the EDO Group has entered into any contractual or other obligation with any governmental body or other person pursuant to which such member assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

          (iii) Except as disclosed in Schedule 3.17(c), none of the EDO Group's Real Property, to the Best Knowledge of EDO, no properties adjacent to such Real Property, and no properties previously owned or leased by any member of the EDO Group or any of their predecessors or affiliates is, and, since January 1, 1995, no member of the EDO Group has transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location that is, listed or formally proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec.sec. 9601, et seq., or on any similar state list, or, to the Best Knowledge of EDO, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

          (iv) Except as disclosed on Schedule 3.17(c), there are no Environmental Laws applicable to any member of the EDO Group, the EDO Group's Real Property, the EDO Group's assets or the EDO Group's Business that would require any member of the AIL Group, Merger Sub, EDO, the Surviving Corporation, or any other party to provide notice to, to take actions to satisfy, or to obtain the approval of, any governmental entity as a condition to the consummation of the transactions contemplated by this Agreement.

     (d) EDO has disclosed and made available to AIL all material information, including all studies, analyses and test results, in its possession, custody or control relating to (i) the environmental conditions on, under or about the EDO Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the EDO Group, and (ii) Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any member of the EDO Group at any time or by any member of the EDO Group or any other person on any of the EDO Group's Real Property or any other real property previously owned, leased, operated or otherwise used by any member of the EDO Group, or otherwise in connection with the use or operation of the EDO Group's assets or its business.

     3.18. Affiliate Transactions. (a) Schedule 3.18(a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which EDO, on the one hand, and any of its Affiliates (other than its wholly owned Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) were entered into since October 1, 1997, (ii) are currently pending or in effect and (iii) involve continuing liabilities and obligations. Except as disclosed in Schedule 3.18(a), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 3.18(a) was on terms and conditions as favorable to EDO as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

     (b) Except as set forth in Schedule 3.18(b), no officer, director or employee of any member of the EDO Group, or, to the Best Knowledge of EDO, any 5% Stockholder, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest (other than in such Person's capacity as a stockholder) in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business of any member of the EDO Group, or (y) to the Best Knowledge of EDO, any Person that is a supplier, customer or competitor of any member of the EDO Group, (ii) to the Best Knowledge of EDO, serves as an officer, director or employee of any Person that is a supplier, customer or competitor (other than AIL) of any member of the EDO Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the EDO Group.

     3.19. Employees, Labor Matters, etc. No member of the EDO Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by any member of the EDO Group. Since October 1, 1997, there has not occurred or, to the Best Knowledge of EDO, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any member of the EDO Group. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Best Knowledge of EDO, threatened with respect to any employee of any member of the EDO Group.

     3.20. Employee Benefit Plans and Related Matters; ERISA. (a) Employee Benefit Plans. Schedule 3.20(a) sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of any member of the EDO Group or the beneficiaries or dependents of any such employee or former employee (collectively, the "EDO Employees") or under which any EDO Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any member of the EDO Group or any other trade or business, whether or not incorporated, which, together with EDO or any of its Subsidiaries, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the "EDO Related Persons"), or to which any member of the EDO Group or any Related Person contributes or is or has been obligated or required to contribute (collectively, the "EDO Plans"). With respect to each such EDO Plan, EDO has provided or made available to AIL complete and correct copies of: (i) such EDO Plan, if written, or a description of such EDO Plan if not written, and (ii) to the extent applicable to such EDO Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such EDO Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. Except as set forth on Schedule 3.20(a), no member of the EDO Group and no officer of EDO has communicated to any EDO Employee any intention or commitment to modify any EDO Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

     (b) Qualification. Each EDO Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

     (c) Compliance; Liability.

          (i) None of EDO, its Subsidiaries or any EDO Related Person has been involved in any transaction that could cause the EDO Group or any EDO Related Person or the Surviving Corporation to be subject to liability under section 4069 or 4212 of ERISA. None of EDO, its Subsidiaries, the Surviving Corporation or any EDO Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could result in any such liability to any member of the EDO Group, any such EDO Related Person or the Surviving Corporation or any of its Affiliates. All contributions and premiums required to have been paid by the EDO Group and each EDO Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or applicable Law.

          (ii) Each of the EDO Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any of the EDO Plans, by any EDO Employee or otherwise involving any such EDO Plan or the assets of any EDO Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of EDO).

          (iii) No EDO Plan is a "multiple employer plan" within the meaning of section 4001(a)(3), 4063 or 4064 of ERISA.

          (iv) Except to the extent set forth in Schedule 3.20(c) hereto, no EDO Employee is or will become entitled to post-employment benefits of any kind by reason of employment with EDO, including death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) benefits payable under any EDO Plan qualified under section 401(a) of the Code or (z) deferred compensation accrued as a liability as of the Closing Date. Except as set forth on Schedule 3.20(c), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any EDO Employee. EDO has disclosed or made available information regarding any and all liabilities and obligations of any member of the EDO Group to or in respect of the EDO Employees or the EDO Plans for (A) unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation), (B) unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any EDO Plan and (C) severance or other termination benefits relating to, resulting from or arising in respect of any claim of actual or constructive termination of employment occurring on or prior to the Effective Time or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (v) The EDO ESOP qualifies as an "employee stock ownership plan" within the meaning of sec.4975(e)(7) of the Code, and no non-exempt prohibited transaction has occurred with respect thereto.

     3.21. Accounts Receivable. (a) EDO has delivered or caused to be delivered to AIL a complete and accurate aging of all billed accounts receivable of the EDO Group as of September 30, 1999. Except as set forth in Schedule 3.21(a), no billed account receivable of the EDO Group reflected on the EDO Balance Sheet and no billed account receivable arising after the date of the EDO Balance Sheet and reflected on the books of any member of the EDO Group is uncollectible or subject to counterclaim or offset, except to the extent of the aggregate reserves thereon for doubtful accounts for billed receivables and except to the extent that any billed account receivable is or becomes uncollectible due to insolvency, of which the EDO Group is not presently aware, of the account debtor thereunder. All billed accounts receivable reflected on the EDO Balance Sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by a member of the EDO Group. All allowances, rebates and cash discounts to customers of the EDO Group are as shown on its books and records and in no event exceed one percent of billed receivables to which they relate.

     (b) Except as set forth in Schedule 3.21(b), to the Best Knowledge of EDO, the unbilled account receivable balances of the EDO Group reflected on the EDO Balance Sheet and the unbilled account receivable balances arising after the date of the EDO Balance Sheet and reflected on the books of any member of the EDO Group will convert into billed accounts receivable, except (i) to the extent of the aggregate reserves associated with unbilled receivables, or (ii) to the extent that any unbilled account receivable is or becomes uncollectible due to insolvency, of which the EDO Group is not presently aware, of the account debtor thereunder and would not reasonably be expected to have or result in an EDO Material Adverse Effect. All unbilled accounts receivable reflected on the EDO Balance Sheet or on such books have been generated in the ordinary course of business and will result in a bona fide obligation for the payment of goods or services provided by a member of the EDO Group, except for failures to reflect bona fide obligations that, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.22. Inventories. All inventories reflected on EDO's most recently prepared quarterly balance sheet of raw materials, supplies, work in progress and finished goods of the EDO Group are of good, usable and merchantable quality. Except as set forth in Schedule 3.22, (a) all such inventories are of such quality as to meet the quality control standards of the EDO Group and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of the EDO

Group in the ordinary course of business in the aggregate net of reserves for inventories, and (c) no write-down in inventory has been made or should have been made pursuant to U.S. GAAP during the past two years.

     3.23. Customers. No member of the EDO Group has received any notice that any existing customer of the EDO Group (i) has ceased, or will cease, to use the products, goods or services of any member of the EDO Group, (ii) has reduced or will reduce, the use of products, goods or services of any member of the EDO Group or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any member of the EDO Group, except for any such cessations or reductions that, individually or in the aggregate, would not reasonably be expected to have or result in an EDO Material Adverse Effect.

     3.24. Suppliers; Raw Materials. Schedule 3.24 sets forth for each of the years ended December 31, 1998, 1997 and 1996 and for the nine-month period ended September 30, 1999 (a) the names of the ten largest suppliers to the EDO Group based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the EDO Group from such suppliers during each such period and (b) the amount for which each such supplier invoiced the EDO Group. No member of the EDO Group has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the EDO Group at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the EDO Group, subject to general and customary price increases.

     3.25. Products; Product and Service Warranties. (a) Schedule 3.25(a) contains a complete and correct list of the ten products currently manufactured, produced, assembled, sold or marketed by the EDO Group that generated the highest revenues during the nine-month period ended September 30, 1999 (the "EDO Products"). Schedule 3.25(a) also sets forth the amount of revenues during such period for each such Product.

     (b) Except as required by Law or as set forth on Schedule 3.25(b), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, any member of the EDO Group is subject to any guaranty, warranty or other indemnity, express or implied, beyond its standard terms and conditions.

     (c) Product Liability. No member of the EDO Group has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any EDO Product manufactured, sold, designed or produced prior to the Effective Time by, or service rendered prior to the Effective Time by or on behalf of, any member of the EDO Group or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons and (ii) is not otherwise fully and adequately reserved against in the EDO Balance Sheet.

     3.26. Brokers, Finders, etc. No actions taken or agreements entered into by any member of the EDO Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise will give rise to any valid claim against any member of the AIL Group, the EDO Group or the Surviving Corporation or any of their Affiliates for any brokerage or finder's commission, fee or similar compensation, other than (i) the fee of $300,000 payable to AG Edwards & Sons Inc. ("AG Edwards") and (ii) the fee of $400,000 payable to Philpott Ball and Company.

     3.27. Disclosure. (a) Proxy Statement; Registration Statement. None of the information with respect to any member of the EDO Group to be included in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the EDO Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by EDO or Merger Sub with respect to information supplied by any party other than the EDO Group specifically for inclusion in the Proxy Statement. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (b) General. The senior officers of EDO do not believe there is any fact (other than matters of a general economic or political nature that do not affect the Business of any member of the EDO Group uniquely) that would reasonably be expected to have or result in an EDO Material Adverse Effect except as described in the Schedules hereto.

     3.28. Opinion of Financial Advisor. The Board of Directors of EDO has received the opinion of AG Edwards, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration, together with the consideration paid pursuant to the Defense Systems Agreement and the Management Stock Purchase Agreement, are fair in the aggregate to EDO from a financial point of view. A copy of the written opinion of AG Edwards will be delivered to AIL as soon as practicable after the date of this Agreement.

     3.29. Required Vote of EDO's Stockholders. The affirmative vote of the holders of shares of EDO Common Stock and EDO Preferred Stock (voting together as a single class) representing a majority of the votes cast at the EDO Meeting is required to approve the Share Issuance. No other vote of the stockholders of EDO is required by law, the charter or by-laws of EDO or otherwise in order for EDO to consummate the Merger and the transactions contemplated hereby.

     3.30. AIL Share Ownership. Except for any Common Shares purchased by Merger Sub pursuant to the Defense Systems Agreement and the Management Stock Purchase Agreement, no member of the EDO Group owns any Common Shares or other securities convertible into Common Shares.

     3.31. Board Recommendation. The Board of Directors of EDO, at a meeting duly called and held, has by the unanimous vote of all directors present, (a) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are fair and in the best interests of EDO and its stockholders, and (b) resolved to recommend that the holders of shares of EDO Common Stock and EDO Preferred Stock approve the Share Issuance.

     4. Covenants.

     4.1. Conduct of Business. (a) AIL. On and after the date hereof to the Closing Date, except as required by this Agreement or as otherwise expressly consented to by EDO in writing, or except as set forth on Schedule 4.1(a), AIL will and will cause each of its Subsidiaries to:

          (i) carry on its Business in, and only in, the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be in all material respects unimpaired following the Effective Time;

          (ii) other than regular dividends on the Preferred Shares, not declare dividends or distributions on, or redeem or repurchase any shares of, any class of its capital stock, increase or enter into any obligations of AIL with respect to Indebtedness, make capital expenditures in excess of $500,000 in any case or $2,000,000 in the aggregate, pay any material bonuses or advances against salaries, or make any other cash payments or year-end bonuses other than in the ordinary course of business, provided that nothing shall preclude AIL from borrowing under its current revolving line of credit;

          (iii) maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition subject only to ordinary wear and tear;

          (iv) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets;

          (v) use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

          (vi) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

          (vii) perform in all material respects all of its obligations under any Material Contracts, agreements or other instruments relating to or affecting any of its properties and assets;

          (viii) not enter into or assume any Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business consistent with past practice;

          (ix) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

          (x) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

          (xi) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation in excess of $100,000;

          (xii) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents;

          (xiii) use reasonable best efforts to maintain each member of the AIL Group's good standing in its state of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Businesses of the AIL Group;

          (xiv) except as may be permitted under Section 4.10, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, and not effect any type of recapitalization;

          (xv) not sell, transfer or otherwise dispose of, any Business, Subsidiary, or assets that are material to the AIL Group taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a net book value in excess of $100,000;

          (xvi) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 2 (including Section 2.8);

          (xvii) promptly advise EDO in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in an AIL Material Adverse Effect or a breach of this Section 4.1(a);

          (xviii) not split, combine or reclassify any shares of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, except as required by any AIL Stock Option Plan existing as of the date hereof;

          (xix) conduct all Tax affairs relating to the AIL Group only in the ordinary course of business, in substantially the same manner as heretofore conducted and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into; and

          (xx) not cause or permit any amendment, supplement, waiver or modification to or of the AIL ESOP; and

          (xxi) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (ii), (iv), (viii), (xi), (xii),
     (xiv), (xv), (xvi, (xviii) or (xx), and not agree or otherwise commit to any actions inconsistent with the foregoing paragraphs (i), (iii),
     (v)-(vii), (ix)-(x), (xiii), (xvii) or (xix).

     (b) EDO. On and after the date hereof to the Closing Date, except as required by this Agreement or as otherwise expressly consented to by AIL in writing, or except as set forth on Schedule 4.1(b), EDO will and will cause each of its Subsidiaries to:

          (i) carry on its Business in, and only in, the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be in all material respects unimpaired following the Effective Time;

          (ii) other than the regular quarterly dividend of $0.03 per share of EDO Common Stock and regular dividends on the EDO Preferred Stock, not declare dividends or distributions on, or redeem or repurchase any shares of, any class of its capital stock, increase or enter into any obligations of EDO with respect to Indebtedness, make capital expenditures in excess of $500,000 in any case or $2,000,000 in the aggregate, pay any material bonuses or advances against salaries except as set forth on Schedule 4.1(b), or make any other cash payments or year-end bonuses other than in the ordinary course of business, provided that nothing contained herein shall be deemed to restrict EDO from redeeming or repurchasing any of the EDO Convertible Debentures in order to satisfy any current sinking fund requirement related to such EDO Convertible Debentures, and provided further that nothing shall preclude EDO from borrowing under its current revolving line of credit;

          (iii) maintain all of the tangible EDO Assets and all other tangible properties and assets owned, leased, occupied, operated or used by the EDO Group in good repair, working order and operating condition subject only to ordinary wear and tear;

          (iv) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets;

          (v) use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

          (vi) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

          (vii) perform in all material respects all of its obligations under any EDO Material Contracts, agreements or other instruments relating to or affecting any of its properties and assets;

          (viii) not enter into or assume any EDO Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business consistent with past practice;

          (ix) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

          (x) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

          (xi) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation in excess of $100,000;

          (xii) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents;

          (xiii) use reasonable best efforts to maintain each member of the EDO Group's good standing in its state of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Businesses of the EDO Group;

          (xiv) except as may be permitted under Section 4.10, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, and not effect any type of recapitalization;

          (xv) not sell, transfer or otherwise dispose of, any Business, Subsidiary, or assets that are material to the EDO Group taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a net book value in excess of $100,000;

          (xvi) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3 (including Section 3.8);

          (xvii) promptly advise AIL in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in an EDO Material Adverse Effect or a breach of this Section 4.1(b);

          (xviii) not split, combine or reclassify any shares of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, except as required by any EDO Stock Option Plan existing as of the date hereof;

          (xix) conduct all Tax affairs relating to the EDO Group only in the ordinary course of business, in substantially the same manner as heretofore conducted and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into;

          (xx) not cause or permit any amendment, supplement, waiver or modification to or of any of the Employment Agreements; and

          (xxi) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (ii), (iv), (viii), (xi), (xii),
     (xiv), (xv), (xvi), (xviii) or (xx), and not agree or otherwise commit to any actions inconsistent with the foregoing paragraphs (i), (iii),
     (v)-(vii), (ix)-(x), (xiii), (xvii) or (xix).

     4.2. Access and Information. (a) AIL. So long as this Agreement remains in effect, AIL will (and will cause its Representatives to) give EDO, Merger Sub, their lenders and the Representatives of any of them full access (subject to DOD security requirements) during reasonable business hours and upon reasonable prior notice to all of the properties, assets, books, contracts, commitments, Tax Returns, reports and records of the AIL Group, and furnish to them all such documents, records and information with respect to the properties, assets and business of the AIL Group and copies of any work papers relating thereto as EDO, Merger Sub, their Affiliates and lenders or the Representatives of any of them shall from time to time reasonably request, provided, that nothing herein shall require AIL to disclose any information to EDO that would cause significant competitive harm to such disclosing party or its Affiliates if the transactions contemplated by this Agreement or the Ancillary Agreements are not consummated or would cause any member of the AIL Group to violate any confidentiality agreement with a third party to which such member is subject. In addition, AIL will, and will cause each of its Representatives to, permit EDO, Merger Sub, their Affiliates and lenders and the Representatives of any of them reasonable access during reasonable business hours and upon reasonable prior notice to the non-confidential information of lenders, customers and suppliers, other Persons with whom any member of the AIL Group does or has done business, and other Representatives or other personnel of AIL, as may be necessary or useful to EDO, Merger Sub, their Affiliates or lenders in their judgment in connection with their review of the properties, assets and business of the AIL Group and the above-mentioned documents, records and information. AIL will, and will cause its Representatives to, keep EDO generally informed as to the affairs of AIL's Business.

     (b) EDO. So long as this Agreement remains in effect, EDO will (and will cause each of their Representatives to) give AIL, the AIL ESOP and its Representatives full access (subject to DOD security requirements) during reasonable business hours and upon reasonable prior notice to all of the properties, assets, books, contracts, commitments, Tax Returns, reports and records of EDO and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of EDO and its Subsidiaries and copies of any work papers relating thereto as AIL and its Representatives shall from time to time reasonably request, provided that nothing herein shall require EDO to disclose any information to AIL that would cause significant competitive harm to such disclosing party or its Affiliates if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated or would cause any member of the EDO Group to violate any confidentiality agreement with a third party to which such member is subject. In addition, EDO will, and will cause each of its Representatives to, permit AIL, its Affiliates and lenders and the Representatives of any of them reasonable access during reasonable business hours and upon reasonable prior notice to the non-confidential information of lenders, customers and suppliers, other Persons with whom any member of the EDO Group does or has done business, and other Representatives or other personnel of EDO, as may be necessary or useful to AIL, its Affiliates or lenders in their judgment in connection with their review of the properties, assets and business of the EDO Group and the above-mentioned documents, records and information. EDO will, and will cause its Representatives to, keep AIL generally informed as to the affairs of EDO's Business.

     (c) Confidentiality. The parties hereby agree that each of them will treat any information provided pursuant to this Section 4.2 or Section 4.3 in accordance with the Confidentiality Agreement. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws, including any such Laws pertaining to the treatment of classified information.

     4.3. Subsequent Reports and Information. (a) Subsequent AIL Reports. From the date hereof to the Effective Time, AIL will (i) provide to EDO a monthly management report in scope and detail consistent with those management reports that have historically been distributed to AIL's senior management, and (ii) timely prepare, and promptly deliver to EDO, unaudited monthly financial statements, to be in scope and detail consistent with such monthly financial statements as historically distributed to AIL's senior management. Each such financial statement shall present fairly the financial position, assets and liabilities of the AIL Group as at the date thereof and in comparison to the previous month and the results of its operations and its cash flows for the period then ended and in comparison to the previous month, in accordance with accounting policies and procedures consistent with those historically used by AIL in the preparation of such monthly financial statements.

     (b) Subsequent EDO Reports. From the date hereof to the Effective Time, EDO will (i) provide to AIL a monthly management report in scope and detail consistent with those management reports that have historically been distributed to EDO's senior management, and (ii) timely prepare, and promptly deliver to AIL, unaudited monthly financial statements, to be in scope and detail consistent with such monthly financial statements as historically distributed to EDO's senior management. Each such financial statement shall present fairly the financial position, assets and liabilities of the EDO Group as at the date thereof and in comparison to the previous month and the results of its operations and its cash flows for the period then ended and in comparison to the previous month, in accordance with accounting policies and procedures consistent with those historically used by EDO in the preparation of such monthly financial statements.

     4.4. Public Announcements. Except as required by applicable Law, AIL shall not, and prior to the Closing, EDO and Merger Sub shall not, make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of EDO or AIL, as applicable, and prior to Closing, in no event without timely consultation with the other party to this Agreement. The initial announcement of this Agreement shall be mutually agreed to by the parties hereto.

     4.5. Further Actions. (a) Reasonable Best Efforts. (i) AIL shall use all reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for AIL to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions set forth in Article 7 to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (ii) Each of EDO and Merger Sub shall use all reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each of EDO and Merger Sub to fulfill and perform their respective obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions set forth in Article 7 to be fulfilled, and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) Filings; Consent. (i) AIL shall, as promptly as reasonably practicable, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act and any Law governing DOD security clearances) required under any Law applicable to AIL if necessary, and give such reasonable undertakings as may be required in connection therewith, and (ii) subject to Section 4.1(a), use reasonable best efforts to obtain, cause to be obtained by AIL, all Governmental Approvals and Consents necessary to be obtained or made by AIL in each case in connection with this Agreement or the Ancillary Agreements, the Merger, or the consummation of the other transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement, neither AIL nor any of its Affiliates shall be required to enter into any "hold-separate" agreement or take any action that involves divestiture of an existing business of AIL or any of its Affiliates, that involves unreasonable expense or that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (ii) EDO shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act and any Law governing DOD security clearance) required under any Law applicable to EDO or Merger Sub if necessary, and give such reasonable undertakings as may be required in connection therewith, and (ii) subject to Section 4.1(b), use reasonable best efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by EDO or Merger Sub, in each case in connection with this Agreement or the Ancillary Agreements, the Merger pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement, neither EDO nor Merger Sub nor any of their Affiliates shall be required to enter into any "hold-separate" agreement or take any action that involves divestiture of an existing business of EDO or any of its Affiliates or the Surviving Corporation, that involves unreasonable expense or that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Coordination. AIL and EDO shall coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be reasonably requested in connection with the filings and other actions contemplated by this Section 4.5.

     (d) Notification; Cooperation. At all times prior to the Effective Time, AIL shall promptly notify EDO, and EDO shall promptly notify AIL, in writing of any fact, condition, event or occurrence that reasonably could be expected to result in the failure of any of the conditions contained in Sections 7.1, 7.2 or
7.3 to be satisfied, promptly upon becoming aware of the same. AIL, EDO and Merger Sub shall cooperate with one another in order to lift any injunction or remove any other impediment to the consummation of the transactions contemplated hereby.

     (e) Advance Agreement of DOD. AIL and EDO shall take all such action as reasonably may be necessary to obtain the advance agreement of the DOD to provide any Consent required with respect to any Government Contract or Government Subcontract in connection with the transactions contemplated by the Agreement and the Ancillary Agreements.

     4.6. Further Assurances. EDO and the Surviving Corporation shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Exchanging Common Stockholders, in each case to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

     4.7. Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, each of AIL, EDO, Merger Sub and the members of the Boards of Directors of AIL, EDO and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     4.8. Accountants' "Comfort" Letters. EDO and AIL will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     4.9. Tax-Free Reorganization. (a) The parties intend that the transactions contemplated by this Agreement and the Ancillary Agreements qualify as a reorganization under Section 368(a)(2)(D) of the Code, and each party hereto and its Affiliates shall use their reasonable best efforts to cause such transactions to so qualify. Neither the parties hereto nor any of their Affiliates shall take any action that would cause such transactions not to qualify as a reorganization under such Section, and the parties hereto will take the position for all purposes that the transactions qualify as a reorganization under such Section.

     (b) The parties will cooperate with one another in obtaining opinions of Debevoise & Plimpton, counsel to EDO, and Kleinberg, Kaplan, Wolff & Cohen P.C., counsel to AIL, dated as of the Effective Time, to the effect that the transactions contemplated hereby and by the Ancillary Agreements will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. In connection therewith, each of EDO, AIL and Merger Sub shall deliver to Debevoise & Plimpton and Kleinberg, Kaplan, Wolff & Cohen P.C., respectively, representation letters in form and substance reasonably satisfactory to such counsel.

     4.10. No Solicitation. (a) AIL (i) During the term of this Agreement, AIL shall not, and AIL shall cause each of its Representatives not to, (x) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any of the Shares, any other shares of capital stock or other securities of any member of the AIL Group, or all or any material portion of the Business or of the assets of any member of the AIL Group, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving AIL or any of its Subsidiaries (an "AIL Acquisition Transaction"), (y) furnish or permit to be furnished any non-public information concerning any member of the AIL Group or the Business of any member of the AIL Group to any Person (other than EDO, Merger Sub and their Representatives) other than information furnished in the ordinary course of business after prior written notice to and consultation with EDO, or (z) directly or indirectly, with or through any other party, market or otherwise publicize or make any arrangements to market or otherwise publicize the sale of, or sell, any securities of AIL in a public offering or make any public announcement or disclosure regarding such a public offering. Notwithstanding the foregoing, if the Board of Directors of AIL determines in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law, AIL may, in response to an unsolicited inquiry or proposal with respect to an AIL Acquisition Transaction, (A) furnish non-public information with respect to AIL and its Subsidiaries to the Person that made such inquiry or proposal pursuant to a customary and reasonable confidentiality agreement and
(B) participate in negotiations regarding such AIL Acquisition Transaction. AIL shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than EDO in respect of any AIL Acquisition Transaction. AIL shall promptly notify EDO of any inquiry or proposal received by AIL or any Representative thereof with respect to an AIL Acquisition Transaction, which notice shall include the identity of the inquiring party, and the terms of the proposal, and promptly deliver to EDO copies of any documents or agreements proferred to AIL with respect thereto.

     (ii) The Board of Directors of AIL shall not cause or permit AIL to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "AIL Acquisition Agreement") with respect to an AIL Acquisition Transaction, unless (A) the Board of Directors of AIL shall have determined in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law, (B) AIL shall have delivered a copy of such AIL Acquisition Agreement to EDO and notified EDO of its intent to enter into such AIL Acquisition Agreement at least five Business Days prior to executing such AIL Acquisition Agreement and (C) AIL shall have terminated this Agreement in accordance with Section 8.1(j).

     (b) EDO. (i) During the term of this Agreement, EDO shall not, and EDO shall cause each of its Representatives not to, (x) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any shares of EDO Common Stock, any other shares of capital stock or other securities of any member of the EDO Group, or all or any material portion of the Business or of the assets of any member of the EDO Group, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving EDO or any of its Subsidiaries (an "EDO Acquisition Transaction"), (y) furnish or permit to be furnished any non-public information concerning any member of the EDO Group or the Business of any member of the EDO Group to any Person (other than AIL and its Representatives) other than information furnished in the ordinary course of business after prior written notice to and consultation with AIL, or (z) directly or indirectly, with or through any other party, market or otherwise publicize or make any arrangements to market or otherwise publicize the sale of, or sell, any securities of EDO in a public offering or make any public announcement or disclosure regarding such a public offering. Notwithstanding the foregoing, if the Board of Directors of EDO determines in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law, EDO may, in response to an unsolicited inquiry or proposal with respect to an EDO Acquisition Transaction, (A) furnish non-public information with respect to EDO and its Subsidiaries to the Person that made such inquiry or proposal pursuant to a customary and reasonable confidentiality agreement and (B) participate in negotiations regarding such EDO Acquisition Transaction. EDO shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person in respect of any EDO Acquisition Transaction. EDO shall promptly notify AIL of any inquiry or proposal received by EDO or any Representative thereof with respect to an EDO Acquisition Transaction, which notice shall include the identity of the inquiring party and the terms of the proposal, and promptly deliver to AIL any documents or agreements proferred to EDO with respect thereto.

     (ii) The Board of Directors of EDO shall not cause or permit EDO to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "EDO Acquisition Agreement") with respect to an EDO Acquisition Transaction, unless (A) the Board of Directors of EDO shall have determined in its good faith judgment, after consultation with outside counsel, that failure to do so would constitute a breach of fiduciary duty under applicable Law and (B) EDO shall have delivered a copy of such EDO Acquisition Agreement to AIL and notified AIL of its intent to enter into such EDO Acquisition Agreement at least five Business Days prior to executing such EDO Acquisition Agreement.

     4.11. Affiliate Agreements. AIL shall, prior to the Effective Time, deliver to EDO a list setting forth in AIL's reasonable judgment the names and addresses of all Persons who are, as of the date hereof, in AIL's reasonable judgment, "affiliates" of AIL for purposes of Rule 145 under the Securities Act. The parties agree that the AIL ESOP Trustee is an "affiliate" for such purposes. AIL shall furnish such information and documents as EDO may reasonable request for the purpose of reviewing such list. AIL shall use its reasonable best efforts to cause any Person who is identified as an "affiliate" on such list to execute a written agreement on or prior to the Effective Time substantially in the form of Exhibit A hereto.

     4.12. [Intentionally omitted.]

     4.13. Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of AIL determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the

Effective Time (including without limitation in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) For a period of two years after the Effective Time, EDO shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AIL ("D&O Insurance") with respect to claims arising from facts or events which occurred before the Effective Time, provided that EDO may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous; provided, however, that nothing contained herein shall require EDO or the Surviving Corporation to incur any annual premium in excess of 150% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current D&O Insurance policies maintained by AIL, which AIL estimates to be $85,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 150% of the Current Premium, then EDO shall cause to be maintained policies of insurance which, in EDO's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Current Premium.

     (c) If EDO or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of EDO shall assume all of the obligations set forth in this Section.

     4.14. Actions Relating to Conversion of Options. EDO shall, prior to the Effective Time, take all necessary actions to ensure that the aggregate number of shares of EDO Common Stock to be issued upon the exercise of the Substituted Options be reserved for or otherwise authorized to be issued under the 1996 Long Term Incentive Plan.

     5. Stockholder Meeting; Share Issuance; etc.

     5.1. Stockholder Approvals. Subject to the terms and conditions contained in this Agreement, (a) the issuance of EDO Common Stock in connection with the Merger (the "Share Issuance") shall be submitted for approval to the holders of shares of EDO Common Stock and EDO Preferred Stock at a meeting to be duly held for this purpose by EDO (the "EDO Meeting"), and (b) this Agreement shall be submitted for approval and adoption by the holders of Common Shares at a meeting to be duly held for this purpose by AIL (the "AIL Meeting"). AIL and EDO shall coordinate and cooperate with respect to the timing of such meetings, shall each give its respective shareholders at least 10 days written notice of its meeting, shall not change the date or time of such meeting (including adjournment) unless the other party approves in writing the changed date and time and shall each endeavor to hold its meeting as soon as practicable after the date hereof.

     5.2. Board Recommendations. (a) Subject to Section 5.2(b), the respective recommendations of the Boards of Directors of AIL and EDO described in Sections 2.31(b) and 3.31(b) shall be contained in the Proxy Statement.

     (b) (i) Neither AIL nor its Board of Directors may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Ancillary Agreements or the Merger and neither AIL nor its Board of Directors may approve or recommend, or propose publicly to approve or recommend, an AIL Acquisition Transaction, unless, in each case, in the good faith judgment of the Board of Directors of AIL, after consultation with outside counsel, failure to so withdraw, modify, approve or recommend would constitute a breach of fiduciary duty under applicable Law.

     (ii) Neither EDO nor its Board of Directors may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Ancillary Agreements or the Merger unless, in the good faith judgment of the Board of Directors of EDO, after consultation with outside counsel, failure to so withdraw or modify would constitute a breach of fiduciary duty under applicable Law. Neither EDO nor its Board of Directors may approve or recommend, or propose publicly to approve or recommend, an EDO Acquisition Transaction, unless (A) in the good faith judgment of the Board of Directors of EDO, after consultation with outside counsel, failure to so approve or recommend would constitute a breach of fiduciary duty under applicable Law, and (B) EDO shall have notified AIL of its intent to approve or recommend such EDO Acquisition Transaction at least five Business Days prior to publicly doing so.

     (iii) Nothing contained in this Agreement shall prohibit EDO from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, provided that for all purposes of this Agreement, taking a position under Rule 14e-2(a)(2) or 14e-2(a)(3) with respect to an EDO Acquisition Transaction shall be deemed to be an approval or recommendation of such EDO Acquisition Transaction.

     5.3. Proxy Statement/Registration Statement. (a) EDO and AIL shall cooperate and promptly prepare and file with the SEC as soon as is reasonably practicable the Proxy Statement and the Registration Statement, and shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act. EDO shall use its reasonable best efforts to cause the Proxy Statement to be mailed to holders of shares of EDO Common Stock and EDO Preferred Stock, and AIL shall use its reasonable best efforts to cause the Proxy Statement and Registration Statement to be mailed to holders of Common Shares, in each case as soon as practicable after the Registration Statement has been declared effective by the SEC. EDO shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of EDO Common Stock in the Merger.

     (b) No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by EDO without providing AIL a reasonable opportunity to review and comment thereon. EDO will advise AIL promptly after it receives notice thereof of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereof or requests by the SEC for additional information. EDO shall provide AIL with copies of any communication received from or sent to the SEC in connection with the Proxy Statement or the Registration Statement and with a reasonable opportunity to review all responses to SEC comments or other requests prior to their being sent to the SEC. If at any time prior to the Effective Time any information relating to AIL or EDO, or any of their respective affiliates, officers or directors, should be discovered by AIL or EDO which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovered such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of EDO and AIL.

     5.4. NYSE Listing. EDO shall promptly prepare and file with the NYSE a listing application covering the shares of EDO Common Stock issuable in the Merger and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such EDO Common Stock, subject only to official notice of issuance.

     6. Certain Post-Closing Covenants.

     6.1. Headquarters. The headquarters of EDO and AIL immediately following the Merger shall be located in New York City.

     6.2. EDO Board of Directors. The composition of the Board of Directors of EDO immediately following the Effective Time shall be as set forth in Schedule
6.2. Attached hereto as Exhibit D are the duly adopted resolutions of the Board of Directors of EDO expanding the size of the board to 11 and appointing to the board, and nominating for election to the board at the next annual meeting of stockholders, Messrs. N. Armstrong and R. Leach, all in accordance with Sections
2.02 and 2.08 of the By-Laws of EDO. It
is contemplated by the parties that the size of the board will be reduced to nine within one year following the Closing.

     6.3. EDO Officers. The officers of EDO, immediately following the Effective Time shall be as set forth in Schedule 6.3, and EDO shall take all necessary action to appoint such individuals to such offices effective as of the Closing.

     6.4. Employee Stock Ownership Plans. The parties agree that the AIL ESOP and the EDO ESOP shall be merged into a single employee stock option plan within one year of the Effective Time subject to any approvals or consents of the AIL ESOP Trustee and the trustee of the EDO ESOP.

     7. Conditions Precedent.

     7.1. Conditions to Obligations of Each Party. The obligations of AIL, EDO and Merger Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by both parties at or prior to the Effective Time of the following conditions:

          7.1.1. HSR Act Notification. The notifications of EDO and AIL pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

          7.1.2. Stockholder Approvals. (a) The holders of issued and outstanding Common Shares shall have approved and adopted this Agreement in accordance with applicable Law and the AIL Organizational Documents.

          (b) The holders of issued and outstanding shares of EDO Common Stock and EDO Preferred Stock shall have approved the Share Issuance in accordance with applicable Law, the EDO Organizational Documents and the rules of the NYSE.

          7.1.3. Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          7.1.4. NYSE Listing. The shares of EDO Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          7.1.5. No Injunctions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated or enforced by any court or other tribunal or Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements substantially on the terms contemplated hereby and thereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable best efforts to remove an such order, decree or injunction.

     7.2. Conditions to Obligations of EDO and Merger Sub. The obligations of EDO and Merger Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by EDO at or prior to the Effective Time of the following additional conditions:

          7.2.1. Representations, Performance. (a) The representations and warranties of AIL contained in Section 2 or in any Ancillary Agreement shall be, ignoring for these purposes any qualification as to materiality or AIL Material Adverse Effect, (i) true and correct in all material respects at and as of the date hereof, and (ii) repeated and shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time.

          (b) AIL shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by AIL prior to or at the Effective Time.

          (c) AIL shall have delivered to EDO and Merger Sub a certificate, effective at the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of AIL confirming the items set forth above in this Section 7.2.1.

          7.2.2. Consents. All Governmental Approvals required to be made or obtained by AIL in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and all other Consents listed on Schedule 2.16(b) shall have been made or obtained. Complete and correct copies of all such Governmental Approvals and Consents shall have been delivered to EDO and Merger Sub.

          7.2.3. No AIL Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, an AIL Material Adverse Effect.

          7.2.4. Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each of the parties thereto (other than EDO and Merger Sub), and the Escrow Agreement shall have been executed and delivered by the parties thereto (other than EDO and Merger Sub) in the form attached hereto as Exhibit B or otherwise in form and substance satisfactory to EDO. Neither the Defense Systems Agreement nor the Management Stock Purchase Agreement shall have been terminated, and all of the conditions precedent to the obligations of the parties to such agreements (other than Section 6.3 of the Defense Systems Agreement and
     Section 5.3 and 6.3 of the Management Stock Purchase Agreement) shall have been satisfied or waived.

          7.2.5. Tax Opinion. EDO shall have received an opinion of Debevoise & Plimpton, tax counsel to EDO, dated as of the Effective Time, to the effect that the transactions contemplated by this Agreement and the Ancillary Agreements will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of AIL, Merger Sub and EDO, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          7.2.6. Amendments to AIL ESOP. The amendments to the AIL ESOP referred to in Section 4.12 shall be in full force and effect.

     7.3. Conditions to Obligations of AIL. The obligation of AIL to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by AIL at or prior to the Effective Time of the following additional conditions:

          7.3.1. Representations, Performance, etc. (a) The representations and warranties of EDO and Merger Sub contained in Section 3 or in any Ancillary Agreement shall be, ignoring for these purposes any qualification as to materiality or EDO Material Adverse Effect, (i) true and correct in all material respects at and as of the date hereof and (ii) repeated and shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of such time.

          (b) Each of EDO and Merger Sub shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Each of EDO and Merger Sub shall have delivered to AIL a certificate dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to the effect set forth above in this
     Section 7.3.1.

          7.3.2. Consents. All Governmental Approvals required to be made or obtained by EDO in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and all other Consents listed on

     Schedule 3.16(b)(i) shall have been made or obtained. Complete and correct copies of all such Governmental Approvals and Consents shall have been delivered to AIL.

          7.3.3. No EDO Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since the date of this Agreement that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, an EDO Material Adverse Effect.

          7.3.4. Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each of the parties thereto (other than AIL or a Common Stockholder), and the Escrow Agreement shall have been executed and delivered by the parties thereto (other than the Common Stockholder Representative) in the form attached hereto as Exhibit B or otherwise in form and substance satisfactory to AIL. Neither the Defense Systems Agreement nor the Management Stock Purchase Agreement shall have been terminated, and all of the conditions precedent to the obligations of the parties to such agreements (other than Section 6.3 of the Defense Systems Agreement and Section 5.3 and 6.3 of the Management Stock Purchase Agreement) shall have been satisfied or waived.

          7.3.5. Tax Opinion. AIL shall have received an opinion of Kleinberg, Kaplan, Wolff & Cohen P.C., tax counsel to AIL, dated as of the Effective Time, to the effect that the transactions contemplated by this Agreement and the Ancillary Agreements will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of AIL, Merger Sub and EDO, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          7.3.6. Reservation or Authorization of Shares of EDO Common Stock Subject to Substituted Options. EDO shall have taken, to the reasonable satisfaction of AIL, the actions referred to in Section 4.14 to ensure that the aggregate number of shares of EDO Common Stock to be issued upon the exercise of Substituted Options be reserved for or otherwise authorized to be issued under the 1996 Long Term Incentive Plan.

     8. Termination.

     8.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of EDO and AIL:

          (a) by the mutual written consent of EDO, Merger Sub and AIL;

          (b) by either AIL or EDO if the Effective Time shall not have occurred on or before June 15, 2000; provided that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (c) by either AIL or EDO if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements substantially on the terms contemplated hereby and thereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements substantially on the terms contemplated hereby and thereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause 8.1(c)(ii) shall have used its reasonable best efforts to prevent or remove such injunction, order or decree;

          (d) by either AIL or EDO if (i) the holders of issued and outstanding shares of EDO Common Stock and EDO Preferred Stock (voting together as a single class) shall have failed to approve the Share Issuance at the EDO Meeting or any adjournment thereof or (ii) the holders of issued and outstanding

     Common Shares shall have failed to approve and adopt this Agreement at the AIL Meeting or any adjourned thereof;

          (e) by either AIL or EDO if the Defense Systems Agreement or the Management Stock Purchase Agreement has been terminated in accordance with its terms;

          (f) by AIL if (i) the representations and warranties of EDO and Merger Sub contained in Section 2 or in any Ancillary Agreement are not, ignoring for these purposes any qualification as to materiality or EDO Material Adverse Effect, (A) true and correct in all material respects at and as of the date hereof, and (B) true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time (except for representations and warranties made of a specific date, which must be true and correct in all material respects as of such date, and except as expressly contemplated by this Agreement), or
     (ii) EDO or Merger Sub has materially breached any agreement, covenant or condition required by this Agreement to be performed or complied with by EDO or Merger Sub prior to or at the Effective Time, and in the case of either clause (i) or (ii), such breach or failure to be true and correct shall not be curable or shall not have been cured within 15 days after notice thereof shall have been received by EDO;

          (g) by EDO if (i) the representations and warranties of AIL contained in Section 3 or in any Ancillary Agreement are not, ignoring for these purposes any qualification as to materiality or AIL Material Adverse Effect, (A) true and correct in all material respects at and as of the date hereof, and (B) true and correct in all material respects at and as of the Effective Time with the same effect as though made at and as of the Effective Time (except for representations and warranties made of a specific date, which must be true and correct in all material respects as of such date, and except as expressly contemplated by this Agreement), or
     (ii) AIL has materially breached any agreement, covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Effective Time, and in the case of either clause (i) or (ii), such breach or failure to be true and correct shall not be curable or shall not have been cured within 15 days after notice thereof shall have been received by AIL;

          (h) by EDO if the Board of Directors of AIL shall have (i) withdrawn or modified in a manner adverse to EDO, or proposed publicly to withdraw or modify in a manner adverse to EDO, its position with respect to this Agreement and the transactions contemplated hereby or (ii) approved or recommended, or proposed publicly to approve or recommend, an AIL Acquisition Transaction;

          (i) by AIL if the Board of Directors of EDO shall have (i) withdrawn or modified in a manner adverse to AIL, or proposed publicly to withdraw or modify in a manner adverse to AIL, its position with respect to this Agreement and the transactions contemplated hereby or (ii) approved or recommended, or proposed publicly to approve or recommend, an EDO Acquisition Transaction, provided that AIL may not terminate this Agreement pursuant to this Section 8.1(i)(ii) unless (I) EDO has notified AIL of its intent to approve or recommend such EDO Acquisition Transaction pursuant to
     Section 5.2(b)(ii), (II) prior to the end of the five Business Day period specified in Section 5.2(b)(ii) AIL has notified EDO that it intends to terminate this Agreement pursuant to this Section 8.1(i)(ii), and (III) five Business Days have elapsed since the end of the five Business Day period specified in Section 5.2(b)(ii) and EDO has failed to publicly recommend against such EDO Acquisition Transaction;

          (j) by AIL if AIL enters into an AIL Acquisition Agreement pursuant to
     Section 4.10(a)(ii), provided that AIL may not terminate this Agreement pursuant to this Section 8.1(j) unless and until (i) five Business Days have elapsed following delivery to EDO of a written notice of the determination by the Board of Directors of AIL to terminate this Agreement, and during such five Business Day period AIL informs EDO of the terms and conditions of the AIL Acquisition Transaction and the identity of the person making such AIL Acquisition Transaction, and (ii) at the end of such five Business Day period the Board of Directors of AIL makes a good faith judgment, after consultation with outside counsel, that, taking into account any amendment of the terms of this Agreement or the Merger offered by EDO or any firm proposal (without conditions) by EDO to amend the terms of this Agreement or the Merger, failure to enter into the AIL Acquisition Agreement would still constitute a breach of fiduciary duties under applicable Law;

          (k) by AIL if (I) EDO has notified AIL of its intent to enter into an EDO Acquisition Agreement pursuant to Section 4.10(b)(ii), (II) at the end of the five Business Day period specified in Section 4.10(b)(ii) AIL has notified EDO that it intends to terminate this Agreement pursuant to this
     Section 8.1(k), and (III) five Business Days have elapsed since the end of the five Business Days period specified in Section 4.10(b)(ii) and either
     (x) EDO has entered into and failed to terminate such EDO Acquisition Agreement, (y) EDO has entered into and terminated with penalty such EDO Acquisition Agreement or (z) EDO has failed to cease all discussions and negotiations with the third party proposing to enter into the EDO Acquisition Agreement and to notify AIL that it has done so.

     8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement, other than Sections 8, 11.1, 11.2, 11.3, 11.4, 11.5 (with respect only to the other Sections that survive termination) and 11.13, shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement. Notwithstanding the foregoing, the payment by AIL of the AIL Termination Fee or the payment by EDO of the EDO Termination Fee in respect of a termination pursuant to Section 8.1(f) or 8.1(g), respectively, shall constitute liquidated damages, and, in the absence of fraud, the breaching party shall not be liable to the terminating party for any additional damages whatsoever resulting from or arising out of the breach or breaches that gave rise to the termination of this Agreement.

     8.3. Termination Fees. (a) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by AIL pursuant to Section 8.1(j) or by EDO pursuant to Section 8.1(g) or 8.1(h), then AIL shall pay to EDO a fee (the "AIL Termination Fee") of $3,000,000 in cash, such payment to be made as soon as practicable (but in no event more than two days) following a termination pursuant to Section 8.1(g), 8.1(h) or 8.1(j).

     (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by AIL pursuant to Section 8.1(f), 8.1(i) or 8.1(k), then EDO shall pay to AIL a fee (the "EDO Termination Fee") of $3,000,000 in cash, such payment to be made as soon as practicable (but in no event more than two days) following such termination.

     (c) EDO and AIL each acknowledges that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, EDO on the one hand and AIL on the other would not enter into this Agreement; accordingly, if either EDO or AIL fails to promptly pay any amounts owing pursuant to this Section 8.3 when due, EDO or AIL, as the case may be, shall in addition thereto pay to the other all costs and expenses (including, fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the EDO or AIL, as the case may be, at the prime rate of Chase Manhattan Bank, as in effect from time to time during such period.

     9. Indemnification.

     9.1. Survival of Representations and Warranties, etc. The representations and warranties of AIL, EDO and Merger Sub contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only until the earlier of (x) the date of the acceptance by EDO's audit committee of the consolidated audit of EDO for the fiscal year ended December 31, 2000, and (y) June 30, 2001 (the "Survival Date"), and all claims for indemnification under this Section 9 by any party, whether against the Escrow Account under the Escrow Agreement or otherwise, must be asserted on or prior to the date that is 30 days after such Survival Date.

     9.2. Indemnification by AIL and the Exchanging Common
Stockholders. Subject to Section 9.2(z), AIL (prior to the Closing) and the Exchanging Common Stockholders severally (on and after the Closing) shall indemnify EDO, Merger Sub, their respective Affiliates, and their respective stockholders, partners, members, officers, directors, advisory directors, employees, agents, advisors and representatives (collectively, the "EDO Indemnitees") and hold such EDO Indemnitees harmless from and against, and pay and reimburse the EDO Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses (including reasonable consultants' and attorneys' fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto (collectively, "EDO Damages"), asserted against or incurred or sustained by any EDO Indemnitee as a result of or arising out of:

          (a) any breach of any representation or warranty of AIL contained in this Agreement; or

          (b) any breach of any covenant or agreement of AIL contained in this Agreement.

     Any EDO Indemnitee's right to indemnity hereunder for any EDO Damages shall be subject to the following limitations:

          (y) No indemnification shall be required to be made under Section 9.2(a) or (b) for a breach of representation, warranty, covenant or agreement until the aggregate amount of EDO Damages exceeds $500,000; provided that, if the aggregate amount of EDO Damages exceeds such amount, AIL or the Exchanging Common Stockholders, as the case may be, shall be liable for indemnification for the entire amount of EDO Damages, subject to the other provisions of this Section.

          (z) (i) After the Effective Time, any claim by the EDO Indemnitees under this Section 9.2 may be asserted against any or all of the Exchanging Common Stockholders (through the Common Stockholder Representative or otherwise). Notwithstanding the foregoing, in no event shall any Exchanging Common Stockholder be required to indemnify the EDO Indemnitees for any single claim for EDO Damages under this Section 9.2 in excess of an amount equal to the product of (I) the amount of such single claim and (II) a fraction, the numerator of which is equal to the sum of the number of Common Shares held by such Exchanging Common Stockholder that were converted into the right to receive the Merger Consideration and the number of Common Shares purchased from such Exchanging Common Stockholder pursuant to the Management Stock Purchase Agreement, and the denominator of which is equal to the total number of Common Shares that were so converted and purchased.

          (ii) Notwithstanding anything in this Agreement (other than Section 9.6(a)) or the Escrow Agreement to the contrary, except as contemplated by
     Section 9.6(a), under no circumstances will any EDO Indemnitee be entitled to indemnification pursuant to this Agreement or otherwise from any Exchanging Common Stockholder other than from the portion of the Escrow Account that is attributable (based on the percentages set forth on Exhibit A to the Escrow Agreement) to such Exchanging Common Stockholder.

Notwithstanding anything in this Agreement to the contrary other than the immediately succeeding paragraph, the Common Stockholder Representative shall have the full power and authority to represent, negotiate on behalf of and bind the Exchanging Common Stockholders with respect to the enforcement by any EDO Indemnitee or any disputes with any EDO Indemnitee arising out of the rights of any EDO Indemnitee under this Section 9.2, and the EDO Indemnitees shall be entitled to deal exclusively with the Common Stockholder Representative in respect of such rights. For the avoidance of doubt, the Common Stockholder Representative shall not be personally liable for any nonpayment by any other Exchanging Common Stockholder. Nothing in this Section 9.2 shall prevent an Exchanging Common Stockholder from making a claim individually under Section 9.3.

     Notwithstanding anything else contained herein to the contrary, the Common Stockholder Representative (i) shall deliver to the AIL ESOP Trustee, promptly upon receipt, copies of all notices received by the Common Stockholder Representative in her capacity as such from EDO, AIL, the Escrow Agent or any other party, (ii) will not agree (or be deemed to agree by failure to respond to a notice given or failure to take any other action) to any settlement of any claim, consent (or be deemed to consent by failure to respond to a notice given or failure to take any other action) to the release of any amounts in the Escrow Fund that are attributable to the Merger Shares issued to the AIL ESOP or that otherwise adversely affects the AIL

ESOP, without the prior consent of the AIL ESOP Trustee, (iii) will consult with the AIL ESOP Trustee in connection with exercising its authority hereunder, and
(iv) has been granted no authority to act on behalf of the AIL ESOP or any of its property in violation of the foregoing. Any action required of the Common Stockholder Representative to dispute a claim of an EDO Indemnitee or otherwise preserve any rights of the AIL ESOP not taken by the Common Stockholder Representative without the consent of the AIL ESOP Trustee to refrain from taking such action may be taken by the AIL ESOP Trustee on behalf of the AIL ESOP. Any action taken in violation of the foregoing shall be void and of no effect. Any deemed waiver or acquiescence by reason a failure to take any action without the consent of the AIL ESOP Trustee shall be void and of no effect, except if the AIL ESOP Trustee shall have received copies of the notices referred to in clause (i) above, shall have been notified that the Common Stockholder Representative intends to waive objection by inaction and shall have failed to take any action on its own under the second preceding sentence within a reasonable time. Any action taken by the AIL ESOP Trustee shall be effective solely with respect to the AIL ESOP and not with respect to any other Exchanging Common Stockholder.

     9.3. Indemnification By EDO. EDO and Merger Sub jointly and severally shall indemnify AIL (prior to Closing) and the Exchanging Common Stockholders (on and after Closing) (collectively, the "AIL Indemnitees") and hold the AIL Indemnitees harmless from and against, and pay and reimburse the AIL Indemnitees for, any and all demands, claims, actions, losses, damages, liabilities, obligations, fines, Taxes, royalties, deficiencies, costs and expenses (including reasonable consultants' and attorneys' fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto (collectively, the "Common Stockholder Damages"), asserted against or incurred or sustained by any AIL Indemnitee as a result of or arising out of:

          (a) any breach of any representation or warranty of EDO or Merger Sub contained in this Agreement; or

          (b) any breach of any covenant or agreement of EDO or Merger Sub contained in this Agreement.

     Any AIL Indemnitee's right to indemnity hereunder for any Common Stockholder Damages shall be subject to the following limitations:

          (y) No indemnification shall be required to be made under Section 9.3(a) or (b) for a breach of representation, warranty, covenant or agreement until the aggregate amount of all Common Stockholder Damages exceeds $500,000; provided that, if the aggregate amount of Common Stockholder Damages exceeds such amount, EDO shall be liable for indemnification for the entire amount of Common Stockholder Damages, subject to the other provisions of this Section.

          (z) In no event shall the AIL Indemnitees be entitled to indemnity for Common Stockholder Damages in excess of an aggregate dollar amount equal to 7.5% of the product of (m) the sum of the number of Merger Shares and the number of Management Shares and (n) the EDO Average Price.

     9.4. Third Party Claims. All claims for indemnification by an EDO Indemnitee or an AIL Indemnitee, as the case may be (any such indemnitee, an "Indemnitee"), relating to a Third Party Claim shall be asserted and resolved as follows:

          (a) In the event any claim or demand for which indemnification may be sought hereunder is made against or sought to be collected from any Indemnitee by a third party (a "Third Party Claim"), such Indemnitee shall give to the indemnifying party or parties (the "Indemnifying Parties"), or, if the Exchanging Common Stockholders are the Indemnifying Parties, to the Common Stockholders Representative, prompt notice of such Third Party Claim, and such Indemnitee shall permit the Indemnifying Parties (at their own expense and with the Indemnifying Parties' counsel) to assume the defense of such Third Party Claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Parties who shall conduct the defense of such Third Party Claim or litigation shall be reasonably satisfactory to such Indemnitee, (ii) such Indemnitee may participate in such defense at the expense of such Indemnitee and (iii) the failure of such Indemnitee to give notice as provided herein shall not relieve the Indemnifying Parties of their respective indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying

     Parties and then only to the extent that the Indemnifying Parties are significantly prejudiced as a result of such failure. The notice referred to above shall describe in reasonable detail the claim or demand for which indemnification is being sought and shall identify the section of this Agreement under which indemnification is being sought. The Person seeking indemnification shall provide all materials in its possession with respect to such claim or demand.

          Except with the prior written consent of such Indemnitee, such consent not to be unreasonably withheld, the Indemnifying Parties, in the defense of any such Third Party Claim or litigation, shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Third Party Claim or litigation, or that would materially increase the Tax liability of any Indemnitee. After notice from the Indemnifying Parties to such Indemnitee of their election to assume the defense of such Third Party Claim or litigation, the Indemnifying Parties shall not be liable to such Indemnitee under this Section 9.4 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses for such counsel shall be at the expense of such Indemnitee unless (x) the employment thereof has been specifically authorized by the Indemnifying Parties or (y) such Indemnitee shall have been advised by counsel that, due to a conflict of interest (or a potential conflict of interest) between such Indemnitee and the Indemnifying Parties, in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel and the Indemnifying Parties do not employ other reasonably satisfactory counsel for the Indemnitee. The Indemnifying Parties shall in any event keep the Indemnitee reasonably apprised of material developments with respect to such Third Party Claim or litigation and shall furnish a copy to the Common Stockholder Representative or EDO, as the case may be, of all relevant documents except to the extent delivery of any such documents would jeopardize any attorney-client privilege available to the Indemnifying Parties.

          (b) In the event that within 15 Business Days after an Indemnitee's delivery of any notice pursuant to Section 9.4(a), the Indemnifying Parties fail to notify such Indemnitee of their intention to defend, such Indemnitee shall (upon further notice to the Indemnifying Parties) have the right to undertake the defense, compromise, settlement or payment in full of such Third Party Claim or litigation for the account of the Indemnifying Parties.

          (c) Notwithstanding anything in this Agreement to the contrary, all rights of the Exchanging Common Stockholders as either Indemnitees or Indemnifying Parties under this Section 9.4(c) shall be exercisable exclusively by the Common Stockholder Representative, and EDO and Merger Sub shall be entitled to deal exclusively with the Common Stockholder Representative in respect of all such rights.

     9.5. Tax Treatment and Limitation of Indemnity Payments. EDO, Merger Sub and the Exchanging Common Stockholders agree to treat any indemnity payment made pursuant to Section 9 of this Agreement as an adjustment to the aggregate Merger Consideration paid at Closing for all Tax purposes.

     9.6. Form of Consideration. (a) Each Exchanging Common Stockholder may elect in an Election Form substantially in the form of Exhibit E hereto to pay any indemnity obligations payable by him or her pursuant to Section 9.2 in cash, provided that the applicable Election Form has been executed and delivered to EDO no later than 10 days following the Closing. Any Exchanging Common Stockholder who has not executed and delivered an Election Form within such period or has not indicated a preference will be required to pay any indemnity obligations in shares of EDO Common Stock. All payments in respect of indemnity obligations shall be made out of the Escrow Account, provided that if an Exchanging Common Stockholder has elected to pay in cash, payments in respect of indemnity obligations of such Exchanging Common Stockholder shall be made by such Exchanging Common Stockholder in cash, and property in the Escrow Account having a value equal to such cash payment (with shares of EDO Common Stock being valued at the Indemnity Share Price) shall be promptly released to such Exchanging Common Stockholder in accordance with the Escrow Agreement; provided further that if an Exchanging Common Stockholder has elected to pay in cash, but fails to tender such payment to EDO within seven Business Days after such payment is due under

Section 5 of the Escrow Agreement, such Exchanging Common Stockholder shall no longer be permitted to pay such claim in cash and such Exchanging Common Stockholder's indemnity obligation shall be satisfied out of the Escrow Account as if such Exchanging Common Stockholder had not executed and delivered an Election Form. If an Exchanging Common Stockholder has elected (or is required) to pay in shares of EDO Common Stock, the number of shares of EDO Common Stock payable with respect to any portion of such Exchanging Common Stockholder's indemnity obligation shall equal the amount of such portion divided by the Indemnity Share Price.

     (b) EDO may elect to pay any indemnity obligations payable by it pursuant to Section 9.2 in cash or shares of EDO Common Stock, at EDO's option, provided that if EDO elects to pay in shares of EDO Common Stock, such shares will be issued or otherwise transferred pursuant to an effective registration statement or an exemption from registration under the Securities Act. If EDO elects to pay in shares of EDO Common Stock, the number of shares of EDO Common Stock payable with respect to its indemnity obligation shall equal the amount of such obligation divided by the Indemnity Share Price.

     (c) Any shares of EDO Common Stock paid to EDO by the Exchanging Common Stockholders shall be put into EDO's treasury.

     10. Definitions.

     10.1. Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

     10.2. Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

          Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          AG Edwards:  as defined in Section 3.26.

          Aggregate Consideration: (i) with respect to a Common Stockholder not party to the Management Stock Purchase Agreement, the aggregate Merger Consideration to which such Common Stockholder is entitled pursuant to
     Section 1, and (ii) with respect to a Common Stockholder party to the Management Stock Purchase Agreement, the sum of (x) the aggregate Merger Consideration to which such Common Stockholder is entitled pursuant to
     Section 1 and (y) that number of shares of EDO Common Stock equal to the quotient of the consideration to which such Common Stockholder is entitled pursuant to the Management Stock Purchase Agreement divided by the EDO Average Price.

          Agreement: this Merger Agreement, including the Exhibits and Schedules hereto.

          AIL:  as defined in the first paragraph to this Agreement.

          AIL Acquisition Agreement:  as defined in Section 4.10(a).

          AIL Acquisition Transaction:  as defined in Section 4.10(a).

          AIL Assets: the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the AIL Group.

          AIL Balance Sheet: the audited balance sheet of AIL and its Subsidiaries, as of December 31, 1998, included in the AIL Financial Statements.

          AIL Commercial Software:  as defined in Section 2.13(f).

          AIL Employees:  as defined in Section 2.20(a).

          AIL ESOP: the AIL Employee Stock Ownership Plan, as amended through the date hereof.

          AIL ESOP Percentage: (i) 13%, if the EDO Closing Price is $6.25 or greater; (ii) 9.0%, if the EDO Closing Price is $6.00 or greater, but less than $6.25; (iii) 7.0%, if the EDO Closing Price is $5.75 or greater, but less than $6.00; or (iv) 5.0%, if the EDO Closing Price is less than $5.75.

          AIL ESOP Trustee: means Marine Midland Bank, now known as HSBC Bank USA, solely in its capacity as Trustee of the AIL ESOP.

          AIL Financial Statements: the unaudited consolidated financial statements of the AIL Group as at and for the nine-month period ended September 26, 1999, and the audited consolidated financial statements of the AIL Group as at and for the year ended December 31, 1998, and the three-month period ended December 31, 1997 together with reports on such year-end statements (including the statement for the period ended December 31, 1997) by E&Y, including in each case a consolidated balance sheet, a consolidated statement of income, a statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          AIL Group:  AIL and its Subsidiaries.

          AIL Indemnitee:  as defined in Section 9.3.

          AIL Intellectual Property:  as defined in Section 2.13(b).

          AIL Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which any member of the AIL Group is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with its Business.

          AIL Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, operations, results of operations, financial condition, properties (including intangible properties), assets (including intangible assets) or liabilities of the AIL Group taken as a whole or (b) material impairment or delay of the ability of AIL to perform its obligations hereunder or under any of the Ancillary Agreements.

          AIL Material Contract:  as defined in Section 2.12(a).

          AIL Meeting:  as defined in Section 5.1(b).

          AIL Owned Intellectual Property: all Intellectual Property that is owned by any member of the AIL Group and that either has been filed or registered or is material to the Business of the AIL Group.

          AIL Owned Software:  as defined in Section 2.13(g).

          AIL Plans:  as defined in Section 2.20(a).

          AIL Proxy Financials: the unaudited consolidated financial statements of the AIL Group as at and for the nine-month period ended September 26, 1999, and the audited consolidated financial statements of the AIL Group as at and for the years ended December 31, 1998 and 1996, the nine-month period ended September 30, 1997 and the three-month period ended December 31, 1997, together with reports on such year-end and partial year statements (other than the statements as at and for the nine-month period ended September 26, 1999) by E&Y, including in each case a consolidated balance sheet, a consolidated statement of income, a statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          AIL Related Persons:  as defined in Section 2.20(a).

          AIL Stock Option Plans: the AIL Systems Inc. Stock Option Plan and the AIL Systems Inc. 1998 Long Term Stock Option Plan.

          AIL Termination Fee:  as defined in Section 8.3(a).

          Ancillary Agreements: the Defense Systems Agreement, the Management Stock Purchase Agreement and the Escrow Agreement.

          Appraisal Rights: any and all rights of Dissenting Stockholders to the proposed Merger, including any and all rights of appraisal arising out of Section 262 of the DGCL and the certificate of incorporation and by-laws of AIL.

          Best Knowledge of EDO: the actual knowledge of any officer of EDO, after reasonable inquiry of the employees of the EDO Group having responsibility for the matter knowledge of which is involved.

          Best Knowledge of AIL: the actual knowledge of any officer of AIL, after reasonable inquiry of employees of the AIL Group having responsibility for the matter knowledge of which is involved.

          Business: the business and operations of any Person, in each case as currently conducted by such Person.

          Business Day: a day other than a Saturday or a Sunday when banks in New York are lawfully open for business.

          CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601 et seq.

          Certificate:  as defined in Section 1.6(b).

          Certificate of Merger:  as defined in Section 1.2(b).

          Closing:  as defined in Section 1.2(a).

          Closing Date:  as defined in Section 1.2(a).

          Code:  the Internal Revenue Code of 1986, as amended.

          Common Shares:  as defined in the second recital to this Agreement.

          Common Stockholder: any record holder of issued and outstanding Common Shares.

          Common Stockholder Damages:  as defined in Section 9.3.

          Common Stockholder Representative:  as defined in Section 11.13.

          Confidentiality Agreement:  as defined in Section 11.2.

          Consent: any consent, approval, authorization, waiver, permit, grant, filing, report or notice of, with or to any Person.

          Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, non-governmental licenses, powers of attorney, purchase orders and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, including all Governmental Contracts and Governmental Subcontracts, to which any member of the AIL Group is a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

          Costs:  as defined in Section 4.13(a).

          DGCL:  as defined in Section 1.1(a).

          DOD: means the United States Department of Defense or any branch or agency thereof.

          Defense Systems:  as defined in the third recital to this Agreement.

          Defense Systems Agreement: as defined in the third recital to this Agreement.

          Dissenting Shares:  as defined in Section 1.8.

          Dissenting Stockholder:  as defined in Section 1.8.

          E&Y:  as defined in Section 2.6(a).

          EDO:  as defined in the first paragraph of this Agreement.

          EDO Acquisition Agreement:  as defined in Section 4.10(b).

          EDO Acquisition Transaction:  as defined in Section 4.10(b).

          EDO Assets: the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business of any member of the EDO Group.

          EDO Average Price: the average of the closing prices per share of EDO Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on each of the 5 consecutive NYSE trading days ending on (and including) the trading day immediately prior to the Closing Date.

          EDO Balance Sheet: the audited balance sheet of EDO and its Subsidiaries, as of December 31, 1998, included in the EDO Financial Statements.

          EDO Certificates:  as defined in Section 1.6(a).

          EDO Closing Price: the closing price per share of EDO Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) on the last NYSE trading day prior to the Effective Time.

          EDO Commercial Software:  as defined in Section 3.13(f).

          EDO Common Stock: means shares of common stock, par value $1.00 per share, of EDO.

          EDO Contracts: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, non-governmental licenses, powers of attorney, purchase orders and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, including all Governmental Contracts and Governmental Subcontracts, to which any member of the EDO Group is a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

          EDO Convertible Debentures: the 7% Convertible Subordinated Debentures Due 2011 of EDO.

          EDO Damages:  as defined in Section 9.2.

          EDO Employees:  as defined in Section 3.20.

          EDO ESOP: the EDO Employee Stock Ownership Plan, as amended through the date hereof.

          EDO Financial Statements: the unaudited consolidated financial statements of the EDO Group as at and for the nine-month period ended September 30, 1999, and the audited consolidated financial statements of the EDO Group as at and for the years ended December 31, 1998 and 1997 together with reports on such year-end statements by KPMG LLP, including in each case a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          EDO Group:  EDO and its Subsidiaries (including Merger Sub).

          EDO Indemnitee:  as defined in Section 9.2.

          EDO Intellectual Property:  as defined in Section 3.13(b).

          EDO Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which any member of the EDO Group is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with its Business.

          EDO Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, operations, results of operations, financial condition, properties (including intangible properties), assets (including intangible assets) or liabilities of the EDO Group taken as a whole or (b) material impairment or delay of the ability of EDO or Merger Sub to perform its obligations hereunder or under any of the Ancillary Agreements.

          EDO Material Contracts:  as defined in Section 3.12(a).

          EDO Meeting:  as defined in Section 5.1(a).

          EDO Option: any option or warrant to purchase shares of EDO Common Stock.

          EDO Owned Intellectual Property: all Intellectual Property that is owned by any member of the EDO Group and that either has been filed or registered or is material to the Business of the EDO Group.

          EDO Owned Software:  as defined in Section 3.13(f).

          EDO Plans:  as defined in Section 3.20.

          EDO Proxy Financials: the unaudited consolidated financial statements of the EDO Group as at and for the nine-month period ended September 30, 1999, and the audited consolidated financial statements of the EDO Group as at and for the years ended December 31, 1998, 1997 and 1996 together with reports on such year-end statements by KPMG LLP, including in each case a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

          EDO Preferred Stock: means shares of EDO ESOP Convertible Cumulative Preferred Stock, Series A, par value $1 per share.

          EDO Products:  as defined in Section 3.25.

          EDO Related Persons:  as defined in Section 3.20.

          EDO Reports:  as defined in Section 3.1.

          EDO Stock Option Plans: the 1996 Long Term Incentive Plan and the 1997 Non-Employee Director Stock Option Plan.

          EDO Termination Fee:  as defined in Section 8.3(b).

          Effective Time:  as defined in Section 1.2(b).

          Election Form: means an Election Form, the form of which is attached hereto as Exhibit E.

          Employment Agreement:  as defined in Recital E.

          Employee Stock Options:  as defined in Section 1.5.

          Environmental Laws: all Laws relating to the protection of the environment, including (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

          Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the business of any member of the AIL Group or the EDO Group, as applicable, the Real Property of the AIL Group or the EDO Group, as applicable, or any other real property, assets, equipment or facilities, by the any member of the AIL Group or the EDO Group, as applicable, or any of their predecessors or Affiliates; (ii) the environmental conditions existing at the Effective Time on, under, above, or about any Real Property of the AIL Group or the EDO Group, as applicable, or any other real property, assets, equipment or facilities currently or previously owned, leased or operated by any member of the AIL Group or the EDO Group, as applicable, or any of their respective predecessors or Affiliates; and
     (iii) expenditures necessary to cause any Real Property of the AIL Group or the EDO Group, as applicable, or any aspect of the business of any member of the AIL Group to be in compliance with any and all requirements of Environmental Laws as of the Effective Time, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property of the AIL Group or the EDO Group, as applicable.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          Escrow Account:  means the account pursuant to the Escrow Agreement.

          Escrow Agreement: means the agreement, the form of which is attached hereto as Exhibit B.

          Escrow Amount:  as defined in Section 1.7(a).

          Escrowed Shares:  as defined in Section 1.7(b).

          Exchange Act: Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          Exchange Agent:  as defined in Section 1.6(a).

          Exchange Fund:  as defined in Section 1.6(a).

          Exchange Ratio:  as defined in Section 1.3(a).

          Exchanging Common Stockholder: any Common Stockholder who receives the Merger Consideration in the Merger.

          5% Stockholder: as to any Person, a beneficial owner of at least five percent of the common equity of such Person, as calculated pursuant to Rule 13d-3 under the Exchange Act, who has on file with the SEC a Schedule 13D or 13G stating that such holder is the beneficial owner of at least five percent of such common equity.

          Governmental Approval: any Consent of, with or to any Governmental Authority, including any DOD security clearance.

          Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the DOD; any court, tribunal or arbitrator of competent jurisdiction; and any self-regulatory (including securities self-regulatory) organization.

          Governmental Contract: means a contract, agreement, commitment, guaranty, bid or proposal between a member of the AIL Group or the EDO Group, as applicable, and the DOD or any other Governmental Authority, including any facilities contract for the use of government-owned facilities.

          Governmental Subcontract: means a contract, agreement, commitment, guaranty, bid or proposal that is a subcontract between a member of the AIL Group or the EDO Group, as applicable, and any third party relating to a prime contract with the DOD or any other Governmental Authority.

          Hazardous Materials: any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, or related materials (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          Houlihan:  as defined in Section 2.26.

          HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          Indebtedness:  as applied to any Person, means, without duplication,
     (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP,
     (d) notes payable and drafts accepted representing extensions of credit,
     (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

          Indemnified Party:  as defined in Section 4.13(a).

          Indemnifying Party:  as defined in Section 9.4(a).

          Indemnitee:  as defined in Section 9.4.

          Indemnity Share Price: means (i) the average of the closing prices of EDO Common Stock on the NYSE (or, if the EDO Common Stock is no longer trading on the NYSE, on any other national securities exchange on which the EDO Common Stock is then trading) on the first Business Day immediately prior to each of (A) delivery by an Indemnitee to any Indemnifying Party (or its representative) of written notice requesting indemnification under
     Section 9.2 or 9.3, as applicable, and (B) payment of such indemnity claim or (ii) if the EDO Common Stock is no longer trading on any national securities exchange, the average of the values of a share of EDO Common Stock on such dates based on the most current appraisal performed for the AIL ESOP (or its successor) on each of such dates.

          IRS:  the Internal Revenue Service.

          Intellectual Property: the United States and foreign trademarks, service marks, trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, revisions, divisions, continuations, continuations-in-part, extensions and re-examinations), patent disclosures awaiting filing determination, and improvements thereto, and inventions (whether patentable or unpatentable and whether or not reduced to practice), and improvements thereto, processes, designs, formulae, trade secrets, know-how, ideas, research and development, manufacturing and production processes and techniques, technical data, copyrightable works, engineering notebooks, confidential information, Software, firmware, Internet Web sites, mask works and other semiconductor chip rights and applications, registrations and renewals thereof, and all similar intellectual property rights (including moral rights), all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

          ISO:  as defined in Section 1.5.

          Law: all applicable provisions of all (a) constitutions, treaties, statutes, the common law, codes, rules, regulations, ordinances or orders of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of or written consent agreements with any Governmental Authority.

          Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

          Litigation: any action, cause of action, claim, demand, suit, proceeding, summons, subpoena, civil, criminal, regulatory or otherwise, in law or in equity.

          Losses: any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any Ancillary Agreement.

          Management Shares: the product of the number of Common Shares subject to the Management Stock Purchase Agreement and the Exchange Ratio.

          Management Stock Purchase Agreement: as defined in the third recital to this Agreement.

          Merger:  as defined in Section 1.1(a).

          Merger Consideration:  as defined in Section 1.3(a).

          Merger Shares:  as defined in Section 1.3(a).

          Merger Sub:  as defined in the first paragraph of this Agreement.

          NYSE:  as defined in Section 1.6(h).

          Option:  any option or warrant to purchase Common Shares.

          Organizational Documents: as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

          Permitted Liens: (a) Liens for Taxes not yet due and payable or (b) those Liens that (i) are set forth in Schedule 2.10 or Schedule 3.10 or
     (ii) individually and in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of any of the property or assets of any member of the AIL Group or the EDO Group, as applicable, or materially interfere with the use thereof as currently used or contemplated to be used, or otherwise have or result in an AIL Material Adverse Effect or an EDO Material Adverse Effect, as applicable.

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          Preferred Shares:  as defined in the third recital to this Agreement.

          Prime Rate: the rate of interest publicly announced by Citibank N.A. from time to time in New York City as its prime rate.

          Products:  as defined in Section 2.25(a).

          Proxy Statement: the letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Share Issuance and the approval and adoption of this Agreement, and any schedules required to be filed with the SEC in connection therewith.

          Real Property: all interests leased pursuant to the AIL Leases or the EDO Leases, as applicable, together with all real property owned, operated or occupied by any member of the AIL Group or the EDO Group, as applicable, on the date of this Agreement or at the Effective Time, including all improvements and fixtures, located on, or attached to such real property, and all easements, licenses, rights and appurtenances relating to the foregoing.

          Real Property Laws: all applicable building, zoning, subdivision and other land use and similar Laws affecting the EDO Group's Real Property or the AIL Group's Real Property, as the case may be.

          Registration Statement: the Registration Statement on Form S-4 under the Securities Act with respect to the EDO Common Stock to be issued in the Merger.

          Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching or migration into the environment, including into or upon, any land, soil, surface water, ground water or air.

          Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Materials; (ii) prevent the release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care related to any such Hazardous Materials.

          Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

          SEC:  U.S. Securities and Exchange Commission.

          Securities Act:  as defined in Section 3.6.

          Share Issuance:  as defined in Section 5.1(a).

          Shares:  as defined in the third recital to this Agreement.

          Software: all computer software, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

          Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

          Substituted Option:  as defined in Section 1.5.

          Survival Date:  as defined in Section 9.

          Surviving Corporation:  as defined in Section 1.1(a).

          Tax: any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

          Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Third Party Claim:  as defined in Section 9.4(a).

          Total Escrowed Shares:  as defined in Section 1.7(b).

          Treasury Regulations:  the regulations prescribed under the Code.

          U.S. GAAP:  United States generally accepted accounting principles.

     11. Miscellaneous.

     11.1. Expenses. Except as otherwise specifically provided for in this Agreement, whether or not the transactions contemplated hereby shall be consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the printing and mailing of the Proxy Statement and Registration Statement and the filing fee in connection with any HSR Act filing shall be shared equally by EDO and AIL. AIL will pay any real property transfer Taxes imposed on it or its stockholders.

     11.2. Confidentiality. The parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, the parties shall continue to be bound by the terms of that certain confidentiality agreement, dated April 6, 1999 (the "Confidentiality Agreement"), between EDO and AIL until the Effective Time, at which time such Confidentiality Agreement shall terminate automatically. The parties hereto agree that they shall use its reasonable best efforts to cause its officers, employees and Representatives and their Subsidiaries and their respective officers, employees and Representatives to, hold in strict confidence all data and information given to them by any other party hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use their reasonable best efforts to ensure that such officers, employees and Representatives do not, disclose such information to others without the prior written consent of such other party.

     11.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

        (i) if to Merger Sub or EDO,
          EDO Corporation
          60 East 42nd Street
          Suite 5010
          New York, New York 10165
          Fax: (212) 716-2051
          Telephone: (212) 716-2000
          Attention: Frank A. Fariello
          with a copy to:
          Debevoise & Plimpton
          875 Third Avenue
          New York, New York 10022
          Fax: (212) 909-6836
          Telephone: (212) 909-6000
          Attention: Robert F. Quaintance, Jr.

        (ii) if to AIL,
          AIL Technologies Inc.
          455 Commack Road
          Deer Park, New York 11729-4591
          Fax: (516) 595-5472
          Telephone: (516) 595-5082
          Attention: James M. Smith
          with a copy to:
          Kleinberg Kaplan, Wolff & Cohen P.C.
          551 Fifth Avenue, 18th Floor
          New York, New York 10176
          Fax: (212) 986-8866
          Telephone: (212) 986-6000
          Attention: Harold I. Steinbach

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

     11.4. Arbitration; Governing Law, etc. (a) Arbitration. Any dispute in connection with this Agreement shall be resolved by binding arbitration pursuant to the most expedited method available. The arbitration shall be held in New York City, New York and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration. The arbitrator shall be a lawyer acceptable to both AIL (or the Common Stockholder Representative or the relevant AIL Indemnitee, if applicable) and EDO (or the relevant EDO Indemnitee, if applicable). If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, all of whom shall be lawyers, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitrator or arbitrators shall make findings of fact and reach conclusions of law and shall submit such findings of fact and conclusions of law in writing to all parties to the arbitration. Any expense of arbitration shall be borne by the party who incurs such expense and joint expenses (including, without limitation, the arbitrator's fees) shall be shared equally.

     (b) Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE DGCL IS IMPLICATED), WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. Solely in connection with the enforcement of the arbitration provisions of, or an arbitral award made pursuant to, Section 11.4(a), Merger Sub, EDO and AIL hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the enforcement of such provisions or award, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that such provisions or award may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. EDO, Merger Sub and AIL hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
11.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     11.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Exchanging Common Stockholders and their respective heirs, successors and permitted assigns.

     11.6. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

     11.7. No Third Party Beneficiaries. Except as provided in Sections 3, 9 and 11.5, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     11.8. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom or which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver with respect to only the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The representations and warranties of AIL shall not be affected or deemed waived by reason of any investigation made by or on behalf of EDO or Merger Sub (including by any of its advisors, consultants or Representatives) or by reason of the fact that EDO or Merger Sub or any of such advisors, consultants or Representatives knew or should have known that any such representation or warranty is or might be inaccurate. The representations and warranties of EDO and Merger Sub shall not be affected or deemed waived by reason of any investigation made by or on behalf of any of AIL (including by any of its advisors, consultants or Representatives) or by reason of the fact that AIL or any of such advisors, consultants or Representatives knew or should have known that any such representation or warranty is or might be inaccurate.

     11.9. Entire Agreement. This Agreement, including the Schedules and Exhibits, the Confidentiality Agreement, the Escrow Agreement, the Defense Systems Agreement, the Management Stock Purchase Agreement and the Employment Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     11.10. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     11.11. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     11.12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     11.13. Common Stockholder Representative.  Subject to the last paragraph of
Section 9.2, each of the Exchanging Common Stockholders pursuant to this Agreement irrevocably appoints as his, her or its agent, proxy and attorney-in-fact for all purposes of this Agreement and the Escrow Agreement, with full power to act in the place and stead of such Exchanging Common Stockholders in all matters arising under or in connection with this Agreement and the Escrow Agreement, (i) Patricia Comiskey, (ii) in the event of the death, disability, termination of employment or absence of Patricia Comiskey, Jerry Reynolds, and (iii) in the event of the death, termination of employment or disability of both of Patricia Comiskey and Jerry Reynolds, such other persons as a majority in the interest of the remaining Exchanging Common Stockholders shall designate (each such agent, proxy and attorney-in-fact being herein referred to as the "Common Stockholder Representative").

     11.14. Escrow Agent. The Escrow Agent shall be selected by mutual agreement of EDO and AIL. EDO and AIL agree to ask Mellon Bank to serve as the Escrow Agent.

     11.15. Disclosure Schedules. Information disclosed on any of Schedules 2.1 through 2.30 that could reasonably be understood on its face to be responsive to the requirements of any other of such Schedules shall be deemed disclosed for the purposes of such other Schedule. Information disclosed on any of Schedules
3.1 through 3.30 that could reasonably be understood on its face to be responsive to the requirements of any other of such Schedules shall be deemed disclosed for the purposes of such other Schedule.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          AIL TECHNOLOGIES INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          EDO CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          EDO ACQUISITION III CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT (this "Agreement") is dated as of [            ]
among (i) EDO CORPORATION, a New York corporation ("EDO"); (ii) [insert name of Escrow Agent] (the "Escrow Agent") and (iii) Patricia Comiskey, as Common Stockholder Representative (the "Common Stockholder Representative"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and Plan of Merger, dated as of January 2, 2000 (the "Merger Agreement"), among EDO, EDO Acquisition III Corporation ("Merger Sub") and AIL Technologies Inc. ("AIL"); provided that, solely for purposes of this Agreement, the term "Exchanging Common Stockholders" shall include the Common Stockholders party to the Management Stock Purchase Agreement referred to below.

                                R E C I T A L S:

     A. Pursuant to a Stock Purchase Agreement, dated as of January 2, 2000, by and among certain Common Stockholders, EDO and Merger Sub (the "Management Stock Purchase Agreement"), EDO will, immediately prior to the closing of the Merger, acquire 225,000 Common Shares from such Common Stockholders for a total purchase price equal to the product of (i) 225,000, (ii) the Exchange Ratio and (iii) the EDO Average Price, payable in cash.

     B. Pursuant to the Merger Agreement, (i) AIL will merge with and into Merger Sub; (ii) holders of Common Shares will receive, in exchange for their Common Shares, shares of EDO Common Stock; (iii) AIL shall cease to exist and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation"); and (iv) the Surviving Corporation will become a wholly-owned direct subsidiary of EDO.

     C. AIL has made certain representations, warranties, covenants and agreements to and for the benefit of EDO and Merger Sub under or in connection with the Merger Agreement.

     D. Pursuant to the Management Stock Purchase Agreement and the Merger Agreement, and in order to secure the indemnification obligations of the Exchanging Common Stockholders, a certain portion of the consideration to be issued in connection with the Merger (the "Escrow Amount") is to be deposited in escrow (the "Escrow Account"), subject to the terms and conditions of this Agreement.

     E. EDO desires the Escrow Agent to hold and dispose of the Escrow Amount and the Escrow Agent is willing to do so on the terms and conditions hereinafter set forth.

                               A G R E E M E N T

     NOW THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder and agrees to accept, hold and distribute the Escrow Amount in accordance with and subject to the terms hereof.

     2. Deposit of Escrow Amount. (a) Pursuant to the Management Stock Purchase Agreement and the Merger Agreement, EDO has deposited, or has caused to be deposited, the Escrow Amount with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Escrow Amount. On the date hereof, the Escrow Amount
is comprised of           shares of EDO Common Stock, and $          in cash.
The Escrow Amount shall be deemed to have been contributed into escrow hereunder by the Exchanging Common Stockholders in proportion to the percentages set forth next to the name of each such Exchanging Common Stockholder in Exhibit A hereto as amended pursuant to Section 6.1(b). The shares of EDO Common Stock deposited with the Escrow Agent hereunder (together with any shares or other securities subsequently distributed in respect of such shares of EDO Common Stock as contemplated pursuant to Section 3.1(a), the "Escrow Deposit Shares") are and will be registered in the name of the Escrow Agent for convenience only; the parties hereto acknowledge that, unless and until the Escrow Deposit Shares are distributed to EDO hereunder, the Exchanging Common Stockholders are the beneficial owners of the Escrow Deposit Shares.

     (b) The Escrow Amount shall be used to secure the Exchanging Common Stockholders' indemnification obligations under Section 9 of the Merger Agreement.

     3. Dividends; Voting Rights.

     3.1(a) Subject to Section 3.1(b), all dividends or other property distributed in respect of the Escrow Deposit Shares, including, without limitation, any shares issued as a result of stock splits, stock dividends or other recapitalizations, shall be retained in and become a part of the Escrow Amount upon issuance or payment, as the case may be. The term "Escrow Deposit Shares" shall be deemed to include all shares of EDO Common Stock and other securities of EDO distributed in respect of the Escrow Deposit Shares, except as contemplated pursuant to Section 3.1(b).

     (b) All dividends or other property distributed in respect of those Escrow Deposit Shares retained in the Escrow Account pursuant to Section 6.3, including, without limitation, any shares issued as a result of stock splits, stock dividends or other recapitalizations, at any time after the Survival Date, shall be paid by EDO or, on their receipt by the Escrow Agent, by the Escrow Agent, to the Exchanging Common Stockholders in accordance with the percentages set forth in Exhibit A as amended pursuant to Section 6.1(b).

     3.2 The Escrow Deposit Shares shall be voted on all matters submitted to the shareholders of EDO as the Exchanging Common Stockholders shall direct in respect of that number of Escrow Deposit Shares deemed contributed by each under
Section 2 above and not distributed pursuant to Section 6.1 or 6.2. In the absence of direction from an Exchanging Common Stockholder, such Escrow Deposit Shares shall be voted proportionately in accordance with the votes of the other Exchanging Common Stockholders.

     4. Investments. The Escrow Agent shall cause the cash portion of the Escrow Amount from time to time to be invested and reinvested as directed in writing by the Common Stockholder Representative in (a) debt securities for the payment of which the full faith and credit of the United States of America is pledged ("U.S. Securities") and repurchase agreements collateralized with U.S. Securities, or (b) money market funds investing exclusively in U.S. Securities. Absent direction by the Common Stockholder Representative to the Escrow Agent, the Escrow Agent shall invest the cash portion of the Escrow Amount in the Pilot Short Term U.S. Treasury Fund. The portion of the Escrow Amount consisting of Escrow Deposit Shares shall remain invested in Escrow Deposit Shares.

     5. Application of the Escrow Amount to Claims of EDO.

     5.1 In the event any EDO Indemnitee suffers any EDO Damages ("Loss") which it believes in good faith is covered by the Exchanging Common Stockholders' indemnification obligations under Section 9.2 of the Merger Agreement, EDO shall have the right (but not the obligation) to deliver to the Escrow Agent, with a copy to the Common Stockholder Representative, a written notice (a "Disbursement Notice"). A Disbursement Notice shall set forth (i) the amount of such Loss for which reimbursement is then sought hereunder (the "Claimed Amount"), (ii) a description, in reasonable detail, of the facts giving rise to such Loss to the extent then known by EDO, and (iii) payment instructions for any cash portion of such payment. Subject to Section 5.3(b) below, on the forty-fifth calendar day following the date of receipt of such notice by the Escrow Agent, the Escrow Agent shall pay to EDO the Claimed Amount pursuant to Section 5.3 and in accordance with such payment instructions, provided, however, that if the Escrow Agent receives a Contest Notice (as defined below) from the Common Stockholder Representative to such Disbursement Notice prior to the forty-fifth calendar day following the date the Escrow Agent receives such Disbursement Notice, the Escrow Agent shall disburse all or a portion of the amounts sought under such Disbursement Notice, but only in accordance with (x) joint written instructions executed by EDO and the Common Stockholder Representative authorizing such disbursement or (y) a letter of instruction from EDO specifying the portion of the Claimed Amount to which it is entitled to receive payment and attaching a copy of a decision by an arbitrator establishing such EDO Indemnitee's right to receive payment in such amount. It is expressly agreed that, provided EDO has given notice as provided in this Agreement, the failure by the Common Stockholder Representative to deliver a Contest Notice within the time period specified above shall be deemed an irrevocable acceptance by the Exchanging Common Stockholders of their liability for the Claimed Amount as set forth in such Disbursement Notice or for such portion of the Claimed Amount as to which the Common Stockholder Representative did not object.

     5.2 If the Common Stockholder Representative disagrees in good faith with any item or amount shown on any Disbursement Notice, the Common Stockholder Representative may, prior to the forty-fifth calendar day following the date of receipt by the Escrow Agent of the Disbursement Notice, deliver a notice to EDO (with a copy to the Escrow Agent), setting forth, in reasonable detail, each disputed item or amount and the basis of the Exchanging Common Stockholders' disagreement (the "Contest Notice"). EDO and the Common Stockholder Representative first shall attempt in good faith to resolve all of the issues set forth in the Contest Notice within 45 calendar days after EDO's receipt of the Contest Notice. After such 45 day negotiation period, (a) EDO and the Common Stockholder Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse or retain any portion of the Claimed Amount with respect to which all disputes have been resolved and (b) either EDO or the Common Stockholder Representative may submit outstanding disputes set forth in the Contest Notice to arbitration pursuant to Section 16 below. On receipt of a decision by the arbitrator resolving any outstanding disputes set forth in the Contest Notice, EDO will send a letter of instruction to the Escrow Agent, attaching a copy of the arbitrator's decision, and the Escrow Agent shall disburse or retain such portion of the Claimed Amount in accordance with the terms of such arbitrator's decision.

     5.3(a) Any payment by the Escrow Agent of any amounts payable to EDO under this Agreement shall be paid from the Escrow Amount (i) in cash in immediately available funds in accordance with the instructions described in Section 5.1 in an amount equal to the Cash Percentage (as defined below) of such payment and
(ii) by transfer, delivery and assignment to EDO of Escrow Deposit Shares (rounded up or down to the nearest whole share) together with stock powers and other transfer documents as are necessary to transfer such Escrow Deposit Shares, in an amount equal to the Share Percentage (as defined below) of such payment. For purposes of the determination of the above proportions, Escrow Deposit Shares shall be valued at the Indemnity Share Price.

     (b) Notwithstanding anything in this Agreement to the contrary but subject to Section 5.3(c), if an Exchanging Common Stockholder has elected in a duly executed Election Form delivered to EDO prior to the tenth day following the Closing Date to pay indemnity claims in cash, then, immediately upon presentation to the Escrow Agent of a receipt executed by EDO evidencing the receipt by EDO of the appropriate portion of the aggregate amount payable to EDO in respect of such an indemnity claim, the Escrow Agent shall release from Escrow to such Exchanging Common Stockholder the same amount and kind of property (if any) that would have been paid to EDO out of the Escrow Account on behalf of such Exchanging Common Stockholder if such Exchanging Common Stockholder had not elected to pay in cash.

     (c) Notwithstanding anything in this Agreement to the contrary, if an Exchanging Common Stockholder has elected in a duly executed Election Form delivered to EDO prior to the tenth day following the Closing Date to pay indemnity claims in cash, but fails to tender payment to EDO of his, her or its portion of any indemnity claim within seven Business Days after the date on which the Escrow Agent has made a payment with respect to such indemnity claim pursuant to Section 5.3(a) or 5.3(b), as the case may be, such Exchanging Common Stockholder shall no longer be permitted to pay such claim in cash and such Exchanging Common Stockholder's indemnity obligation shall be satisfied out of the Escrow Account as if such Exchanging Common Stockholder had failed to execute and deliver an Election Form.

     5.4(a) For purposes of this Agreement, the term "Cash Percentage" means the total amount of cash in the Escrow Account on the date of payment pursuant to this Section 5 divided by the sum of (i) such total amount of cash and (ii) the product of the number of Escrow Deposit Shares in the Escrow Account as of the date of payment pursuant to this Section 5 and the Indemnity Share Price.

     (b) For purposes of this Agreement, the term "Share Percentage" means one minus the Cash Percentage.

     5.5 Notwithstanding anything else contained herein to the contrary, the Common Stockholder Representative (i) shall deliver to the AIL ESOP Trustee, promptly upon receipt, copies of all notices received by the Common Stockholder Representative in her capacity as such from EDO, AIL, the Escrow Agent or any other party, (ii) will not agree (or be deemed to agree by failure to respond to a notice given or failure to take any other action) to any settlement of any claim, consent (or be deemed to consent by failure to respond to a notice given or failure to take any other action) to the release of any amounts in the Escrow Fund that are attributable to the Merger Shares issued to the AIL ESOP or that otherwise adversely effects the AIL ESOP, without the prior consent of the AIL ESOP Trustee, (iii) will consult with the AIL ESOP Trustee in connection with exercising its authority hereunder, and (iv) has been granted no authority to act on behalf of the AIL ESOP or any of its property in violation of the foregoing. Any action required of the Common Stockholder Representative to dispute a claim of an EDO Indemnitee or otherwise preserve any rights of the AIL ESOP not taken by the Common Stockholder Representative without the consent of the AIL ESOP Trustee to refrain from taking such action may be taken by the AIL ESOP Trustee on behalf of the AIL ESOP. Any action taken in violation of the foregoing shall be void and of no effect. Any deemed waiver or acquiescence by reason a failure to take any action without the consent of the AIL ESOP Trustee shall be void and of no effect, except if the AIL ESOP Trustee shall have received copies of the notices referred to in clause (i) above, shall have been notified that the Common Stockholder Representative intends to waive objection by inaction and shall have failed to take any action its own under the second preceding sentence within a reasonable time. Any action taken by the AIL ESOP Trustee shall be effective solely with respect to the AIL ESOP and not with respect to any other Exchanging Common Stockholder.

     6. Distributions to Exchanging Common Stockholders.

     6.1 [Intentionally Omitted.]

     6.2 Subject to Section 6.3 below, as soon as practicable after the date that is 45 days after the Survival Date, the Escrow Amount, together with all income earned thereon, less any amounts distributed to EDO from the Escrow Amount pursuant to Section 5.3, shall be distributed by the Escrow Agent to the Exchanging Common Stockholders in accordance with the percentages set forth in Exhibit A as amended pursuant to Section 6.1(b), provided that EDO may direct the Escrow Agent to deliver any Escrow Deposit Shares that are to be released pursuant to this Section 6.2 and that were originally delivered in the Merger in respect of Common Shares that were subject to pledge to secure loans to the Exchanging Common Stockholders, into pledge to the extent that the pledgee is entitled thereto.

     6.3 Distributions pursuant to Section 6.2 shall be subject to the proviso that if any claim(s) asserted by EDO on or prior to the date of such distribution(s) shall not have been paid or finally determined to be without merit or the amount of such claim(s) shall not have been finally determined, a portion of the Escrow Amount having an aggregate value (determined and allocated between Escrow Deposit Shares and cash as provided in Sections 5.3 and 5.4 above, except that for the purpose of such determination and allocation the date of distribution pursuant to Section 6.2 shall be deemed to be the date of payment) equal to the amount of such pending claim(s) on such date shall be retained and held in escrow in the Escrow Account, until such pending claim(s) shall have been paid or finally determined to be without merit, whereupon any remaining portion of the Escrow Amount shall be distributed as provided in
Section 6.2. Any such distribution shall be net of any required tax or other withholding or deduction.

     6.4 For the avoidance of doubt and notwithstanding anything herein to the contrary, with respect to any Exchanging Common Stockholder, in no event will the Escrow Agent disburse to EDO Escrow Deposit Shares attributable to such Exchanging Common Stockholder with a dollar value greater than 15% of the dollar value of the Aggregate Consideration applicable to such Exchanging Common Stockholder measured as of the Effective Time.

     7. Provisions Concerning the Escrow Agent.

     7.1 The duties of the Escrow Agent shall be as expressed herein and the Escrow Agent shall have no implied duties nor shall the permissive right or power to take any action be construed as a duty to take such action under any circumstances and it shall not be liable except in the event of its gross negligence or willful misconduct.

     7.2 The fees and expenses of the Escrow Agent (including the fees and expenses of legal counsel engaged pursuant to Section 7.10) shall be paid by EDO. The Escrow Agent need not take any action under the Escrow Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes it may incur.

     7.3 Any recitals contained herein shall be deemed to be those of the parties hereto other than the Escrow Agent.

     7.4 The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary.

     7.5 The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons.

     7.6 The Escrow Agent may execute any of the duties under this Escrow Agreement by or through agents or receivers.

     7.7 The Escrow Agent shall not be required to take notice or be deemed to have notice of any default or other fact or event under the Agreement unless the Escrow Agent shall be specifically notified in writing of such default, fact or event.

     7.8 The Escrow Agent may at any time resign from the position created in the Escrow Agreement by giving thirty (30) days written notice prior to the proposed resignation date by registered or certified mail to EDO and the Common Stockholder Representative. However such resignation shall take effect only upon the appointment of, and acceptance by, a successor mutually acceptable to EDO and the Common Stockholder Representative. If EDO and the Common Stockholder Representative fail to agree on the identity of a successor Escrow Agent 15 days prior to the proposed resignation date, the existing Escrow Agent shall in its sole discretion choose the successor Escrow Agent. In the event of such resignation, the Escrow Agent shall deliver all funds, securities and other property held by it pursuant to this Agreement to the successor Escrow Agent. Upon receipt of such escrow funds the successor Escrow Agent shall be bound by all of the provisions hereof.

     7.9 In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the Clerk of the Court in which the litigation is pending any and all funds, securities, or other property held by it pursuant hereto and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the Clerk of such Court any such funds, securities, or other property held by it pursuant hereto and thereupon shall stand fully relieved and discharged of any further duties hereunder.

     7.10 The Escrow Agent may engage legal counsel, who may be counsel for any party to the Escrow Agreement, and shall not be liable for any act or omission taken or suffered pursuant to the opinion of such counsel.

     7.11 Unless specifically required by the terms of the Escrow Agreement, the Escrow Agent need not take notice of or enforce any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, but its duties shall be solely as set out in the Escrow Agreement.

     7.12 EDO shall indemnify and save harmless the Escrow Agent from and against any loss, liability or expense reasonably incurred, without gross negligence or willful misconduct on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability in the premises. This indemnity agreement shall survive the termination of the Escrow Agreement.

     7.13 The appointment of the Escrow Agent hereunder may be terminated on the written agreement of EDO and the Common Stockholder Representative communicated by written notice to the Escrow Agent specifying the proposed date upon which such termination shall take effect providing that no such termination shall be effective until the appointment of and acceptance by a successor Escrow Agent. In the event of such termination, EDO and the Common Stockholder Representative shall before the date of such termination appoint a mutually acceptable successor Escrow Agent. If EDO and the Common Stockholder Representative fail to agree on the identity of a successor Escrow Agent 15 days prior to the date of such proposed termination, the original Escrow Agent shall, in its sole discretion, choose the successor Escrow Agent. In the event of such termination, the Escrow Agent shall deliver all funds, securities and other property held by it pursuant to this Agreement to the successor Escrow Agent. Upon receipt of such escrow funds, the successor Escrow Agent shall be bound by all of the provisions hereof.

     8. Notices. (a) All notices, requests, demands, waivers and other communications to be given by any party hereunder shall be in writing and shall be (i) mailed by first-class, registered or certified mail, postage prepaid,
(ii) sent by hand delivery or reputable overnight delivery service or (iii) transmitted by telefax (provided that a copy is also sent by reputable overnight delivery service) addressed as follows:

If to EDO Corporation:                Copy to
[                         ]           Debevoise & Plimpton
                                      875 Third Avenue
                                      New York, New York 10022
                                      Fax: (212) 909-6836
                                      Tel: (212) 909-6000
                                      Attention: Robert F. Quaintance, Jr., Esq.
If to the Escrow Agent                Copy to
[                         ]           [                         ]
If to the Common                      Copy to
Stockholder Representative            Kleinberg, Kaplan, Wolff & Cohen, P.C.
                                      551 Fifth Avenue
                                      New York, New York
                                      Fax: (212) 986-8866
                                      Tel: (212) 986-6000
                                                  Attention: Harold I. Steinbach

     (b) All notices, requests, demands, waivers and other communications to be given to any Exchanging Common Stockholder by EDO shall be given by the Escrow Agent in accordance with Section 8(a) promptly, but in no event later than one business day, after such notice, request, demand, waiver or other communication was received by the Escrow Agent. If the Escrow Agent receives any notice, request, demand, waiver or other communications from any Exchanging Common Stockholder which is intended for EDO, the Escrow Agent shall, promptly, but in no event later than one business day, after it was received by the Escrow Agent, forward such notice, request, demand, waiver or other communication to EDO in accordance with Section 8(a). If the Escrow Agent receives any notice, request, demand, waiver or other communications from EDO which is intended for the Common Stockholder Representative, the Escrow Agent shall, promptly, but in no event later than one business day, after it was received by the Escrow Agent, forward such notice, request, demand, waiver or other communication to the Common Stockholder Representative in accordance with Section 8(a).

     (c) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth business day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.

     9. Amendments; Waivers. The provisions of this Agreement may not be amended or modified and no waiver hereunder shall be valid and binding except by a writing duly executed by a party against whom enforcement of the amendment, modification, supplement or discharge is sought. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

     10. Severability. If the final determination of a court of competent jurisdiction declares, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     11. Representatives, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns, but neither this Agreement nor any right, interest or obligation hereunder shall be assigned, whether by operation of law or otherwise by any of the respective parties hereto without the prior written consent of all of the other parties hereto.

     12. No Third-Party Beneficiaries. Except for the Exchanging Common Stockholders and the EDO Indemnitees all of whom shall be deemed to be third-party beneficiaries to this Agreement, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE DGCL IS IMPLICATED), WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. Solely in connection with the enforcement of the arbitration provisions of, or an arbitral award made pursuant to, Section 11.4(a) of the Merger Agreement, each of the parties hereto, for itself and its successors and assigns hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America in each case located in the State, City and County of New York and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the enforcement of such provisions or award, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that such provisions or award may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Each of the parties hereto hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     14. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

     15. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party or other indemnitee may otherwise have at law or in equity or otherwise.

     16. Arbitration. Other than in respect of any matter for which this Agreement specifies a mechanism for dispute resolution, any dispute in connection with this Agreement shall be resolved by binding arbitration pursuant to Section 11.4(a) of the Merger Agreement.

     IN WITNESS THEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          EDO CORPORATION

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          [ESCROW AGENT]

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          PATRICIA COMISKEY, as Common
                                               Stockholder Representative

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT E

                             FORM OF ELECTION FORM

     Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 2, 2000, among EDO Corporation ("EDO"), EDO Acquisition III Corporation and AIL Technologies Inc. ("AIL"). All capitalized terms in this Election Form that are not defined herein shall have the meanings set forth in the Merger Agreement; provided that, solely for purposes of this Election Form, the term "Exchanging Common Stockholders" shall include the Common Stockholders party to the Management Stock Purchase Agreement.

     The undersigned understands that, by executing and delivering this Election Form within ten Business Days after the Closing, he, she or it may elect to pay indemnity claims made by EDO in cash. The undersigned also understands that the decision whether to pay in cash is irrevocable and may not be changed once this Election Form has been executed and delivered. The undersigned further understands that the election under this Election Form is subject to the limitations set forth in Section 9.6(a) of the Merger Agreement.

     The undersigned hereby elects to pay all indemnity claims to EDO in cash.

     The terms of the indemnity, the method of payment and related matters are more fully described and governed by the terms of the Merger Agreement and the Escrow Agreement.

     The undersigned hereby represents and warrants to EDO as follows:

          (a) Immediately prior to the Effective Time, the undersigned was the
     record holder of           shares of common stock, par value $0.10 per
     share, of AIL.

          (b) The undersigned has full power and authority to execute and deliver this Election Form.

          (c) The undersigned has received copies of and has read the Merger Agreement, the Proxy Statement and the Registration Statement.

     The undersigned agrees to be bound by all of the provisions of Sections 9 ("Indemnification"), 10 ("Definitions") and 11 ("Miscellaneous") of the Merger Agreement (other than Sections 11.1 and 11.2 thereof) to the same extent as if the undersigned had been an original signatory of the Merger Agreement. The undersigned understands and agrees that he, she or it is an Exchanging Common Stockholder for all purposes of the Merger Agreement, including the provisions of Sections 9, 10 and 11 thereof. The undersigned further irrevocably appoints
(i) Patricia Comiskey, (ii) in the event of the death, disability, termination of employment or absence of Patricia Comiskey, Jerry Reynolds and (iii) in the event of the death, termination of employment or disability of both Patricia Comiskey and Jerry Reynolds, such other persons as a majority in interest of the remaining Exchanging Common Stockholders shall designate, as the undersigned's agent, proxy and attorney-in-fact for all purposes in connection with the Merger Agreement and the Escrow Agreement and agrees that such person may represent and bind the undersigned to the fullest extent permitted under Sections 9.2, 9.4 and
11.13 of the Merger Agreement and as provided under the Escrow Agreement.

     This Election Form is hereby executed on the                day of
            , 2000.

 -------------------------------------------------------------------------------


Please send an executed copy                    Address for Notices and
of this Election Form to:                       Return of Shares
EDO Corporation                                 (if applicable):
60 East 42nd Street                             --------------------------------
Suite 5010                                      --------------------------------
New York, New York 10165                        --------------------------------
Attention: Marvin Genzer